EXHIBIT 10.3

NOTE:                CERTAIN PORTIONS OF THIS LICENSE AGREEMENT AND ITS EXHIBITS, WHICH ARE IDENTIFIED BY THE SYMBOL “[*                                *]”, HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

POZEN INC. / NYCOMED DANMARK APS

LICENSE AGREEMENT

TABLE OF CONTENTS

(CONTINUED)

TABLE OF CONTENTS

(CONTINUED)

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of June 30, 2003 (the “Effective Date”), by and between POZEN INC., a Delaware corporation (“POZEN”), with a business address of 1414 Raleigh Road, Suite 400, Chapel Hill, NC 27517, and NYCOMED DANMARK APS, a Danish corporation (“Licensee” or “Nycomed”), located at Langebjerg 1, DK-4000 Roskilde, Denmark. POZEN and Licensee are referred to in this Agreement individually as a “Party” and collectively as “Parties.”

RECITALS

A. Licensee is a pharmaceutical company possessing substantial expertise in the development and marketing of pharmaceutical products;

B. POZEN is a pharmaceutical development company currently specializing in the development of products for migraine therapy;

C. POZEN and Licensee desire to collaborate on the development of POZEN’s MT 100TM product, and to have Licensee market, promote, sell and distribute such product within Denmark, Norway, Sweden and Finland so as to maximize its commercial potential.

AGREEMENT

In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. DEFINITIONS

The capitalized terms used in this Agreement will have the meanings given to them in this Section 1 and throughout this Agreement.

1.1 “Affiliate” means a corporation or other business entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a Party. For purposes of this definition only, “control” and, with corresponding meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, however, that if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.2 “CMC” has the meaning set forth in Section 2.1 of this Agreement.

1.3 “Competing Product” means any generic pharmaceutical product containing all and only the same active ingredients as a Product.

1.4 “Confidential Information” has the meaning set forth in Section 14.1 of this Agreement.

1.5 “Control” means, with respect to a Party and any Patent, Know-How, other intellectual property right, or Regulatory Approval, (a) that such Party owns or has a license to use such Patent, Know-How, intellectual property right or Regulatory Approval, and (b) has the ability to grant the other Party access, a license or a sublicense (as applicable) or right to use such Patent, Know-How, or intellectual property right, or the right to reference such Regulatory Approval during the Term without violating the rights of any Third Party and without obligation to make any payments to a Third Party as a result of such grant of access, license or sublicense, or right of reference, or the exercise thereof by the other Party.

1.6 “Cost of Manufacture” means, with respect to any product, the actual fully allocated cost of manufacturing such product determined in accordance with U.S. generally accepted and consistently applied accounting principles, which consists of the direct and indirect cost of any raw materials, packaging materials and labor (including benefits) utilized in such manufacturing (including formulation, filling, finishing, quality control and stability testing, labeling and packaging, as applicable).

1.7 “Development Program” has the meaning set forth in Section 3.1 of this Agreement.

1.8 “DMF” means a drug master file to be maintained with the applicable regulatory authorities in each country of the Territory.

1.9 “DSM” means DSM Pharmaceuticals Inc., formerly known as Catalytica Pharmaceuticals, Inc.

1.10 “DSM Agreement” means the agreement by and between POZEN and DSM dated January 17, 2001.

1.11 “[*            *]” means an [*                    *].

1.12 “Field” means the treatment of human diseases or conditions by means of a prescription pharmaceutical product.

1.13 “Improvement” means any invention, discovery or Know-How, whether or not patentable, relating to the Product and developed solely or jointly by POZEN, Licensee, their Affiliates or their Third Party contractors after the Effective Date in the course of performing a Development Program or commercializing a Product. [*                                                                                                        *].

1.14 “Initial Indication” means the [*        *]

1.15 “Initial Product” means an oral formulation of Product containing [*        *] naproxen sodium and [*        *] metoclopramide hydrochloride developed by POZEN as of the Effective Date under the POZEN MAA for the Initial Indication, that conforms to the specifications set forth on Exhibit 2 of the Supply Agreement.

1.16 “Know-How” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data.

1.17 “Licensed Technology” means the POZEN Know-How, POZEN Patents, and any Improvements.

1.18 “Licensee Trademarks” means any trademarks or trade names used or registered by Licensee to identify the company as of the Effective Date or during the Term.

1.19 “MAA” means a Marketing Authorization Application submitted to the appropriate regulatory body in a European country (including Norway) for the purposes of obtaining approval for the marketing of a prescription pharmaceutical product in such country.

1.20 “Marketing Approval” means approval of an MAA in a country of the Territory.

1.21 “Marketing Plan” has the meaning set forth in subsection 6.2.1 of this Agreement.

1.22 “MCA” means the United Kingdom Medicines Control Agency, or any successor agency thereof.

1.23 “Minimum Royalty Amount” has the meaning set forth in Exhibit F attached to this Agreement and hereby incorporated in this Agreement by reference.

1.24 “MRP” means the Mutual Recognition Procedure for obtaining approval of MAAs in each country of the Territory.

1.25 “Net Sales” means the gross amount invoiced by Licensee or its Affiliates for sale or other commercial disposition of a Product to a Third Party, less the following deductions:

(a)	[* *] and [* *];

(b)	[* *], and other [* *] in any event [* *];

(c)	[* *] and other [* *] to the extent [* *];

(d)	[* *];

(e)	The [* *];

(f)	[* *], including, but not limited to, [* *];

(g)	Any [* *] and any [* *]; and

(h)	Any [* *].

Notwithstanding the foregoing, if: (i) a [*                                                                             *] unless such [*                                                                             *] is the [*                                                                             *], (ii) the [*                                                                             *], or (iii) a [*                                                                             *], in any manner other than [*                                                                             *], then, in each case the [*                                                                             *] in any such [*                                                                             *] will be [*                                                                             *] described in the preceding clauses (i)-(iii) [*                                                                             *] made in [*                                                                             *] to such [*                                                                             *] or, if the [*                                                                             *].

In the event that Products are sold [*                                                                             *] and are [*                                                                             *] sold or [*                                                                             *], then [*                                                                             *]. “Net Sales” excludes (a) the [*                                                                             *], (b) the [*                                                                             *], other than [*                                                                             *], and (c) the [*                                                                             *] to any [*                                                                             *] in connection with [*                                                                             *].

1.26 “Patent” means patents, letters patent, applications for patents, provisional applications for patents, and any patents issuing therefrom (including any divisions, continuations, continued prosecution applications and continuations-in-part thereof), reexamination certificates, reissue patents, patent extensions, patent term restorations, supplementary protection certificates, and any equivalents, substitutions, confirmations, registrations, revalidations, additions, continuations in part and divisions thereof.

1.27 “POZEN Know-How” means (a) any non-public or confidential sections of the POZEN MAA, and (b) any other non-public or confidential Know-How Controlled by POZEN during the Term that is necessary for the performance of pre-clinical or clinical development, for the filing of Regulatory Approvals in the Territory, or the commercialization, marketing or manufacture of a Product.

1.28 “POZEN MAA” means MAA [*                        *] submitted to the MCA on October 8, 2002, or [*                        *], to obtain approval for the marketing of the Initial Product in the Initial Indication in the United Kingdom.

1.29 “POZEN Patents” means [*                        *], any Patents issuing therefrom, and any other Patents Controlled by POZEN during the Term that would be infringed, in the absence of a license, by the manufacture, use, sale, offer for sale or importation of a Product in the Territory.

1.30 “POZEN Trademarks” means any trademarks or trade names used or registered by POZEN to identify the company as of the Effective Date or during the Term.

1.31 “Product” means [*                                                                             *] a formulation combining naproxen sodium and metoclopramide hydrochloride [*                                                                             *].

1.32 “Product Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video matter, including but not limited to journal advertisements, sales visual aids, leave-behind items, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, media broadcast advertisements, and sales reminder aids (for example, note pads, pens and other such items) intended for use or used by a Party in connection with any promotion of a Product.

1.33 “Product Trademarks” means any trademarks, trade dress, logos, slogans, and designs, whether or not registered in the Territory, used to identify or promote a Product in the Territory, but excluding any Licensee Trademarks or POZEN Trademarks.

1.34 “Regulatory Approval” means any approvals (including price reimbursement approvals) and any master files, DMFs, establishment licenses, registrations or authorizations of any national or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, importation, export, transport, distribution or sale of a Product in the Field (including the approval of an MAA).

1.35 “Supply Agreement” has the meaning set forth in Section 5 of this Agreement.

1.36 “Supply Price” means [*                                                                             *], as well as the [*                                                                             *].

1.37 “Term” has the meaning set forth in Section 15.1 of this Agreement.

1.38 “Territory” means Denmark, Norway, Sweden and Finland.

1.39 “Third Party” means any individual or entity other than POZEN, Licensee and their respective Affiliates.

1.40 “[*                                             *]” means [*                                             *].

1.41 “Unit” means, with respect to the Initial Product, a single tablet of the Initial Product, and, with respect to other Products, such unit as the Parties establish pursuant to Section 6.4 of this Agreement.

1.42 “Valid Claim” means any claim of a Patent [*                                             *] (a) [*                                             *], (b) [*                                             *], (c) [*                                             *] and/or (d) [*                                             *].

1.43 “Withdraw” means, with respect to an MAA, to permanently remove such MAA from consideration by the regulatory authorities in a country without undertaking remedial measures to address deficiencies in such MAA raised by such regulatory authorities.

2. MANAGEMENT OF COLLABORATION

2.1 Collaboration Management Committee. The Parties will manage the commercialization and development of Products by Licensee through a collaboration management committee (the “CMC”). Prior to the first meeting of the CMC, each Party will designate an equal number of representatives, but no fewer than two of its employees as its representatives on the CMC. Each Party will designate at least one representative with expertise in the technical, regulatory and scientific aspects of pharmaceutical product development and at least one representative with expertise in the commercial aspects of pharmaceutical product sales and marketing. Each Party will select one of the representatives to the CMC as such Party’s primary contact person for communication between the Parties relating to any aspects of this Agreement (each such representative, a “Collaboration Manager”). An alternate member designated by a Party may serve on the CMC temporarily in the absence of a permanent member, and may replace such permanent member on a permanent basis, if necessary. Each Party will bear its own costs of participation in the CMC.

2.2 Functions and Powers of the CMC. The CMC will perform the following functions: (a) monitor the progress of, and provide input to, POZEN’s efforts in seeking approval of the POZEN MAA and in the preparation and filing of Regulatory Approvals in the countries of the Territory through the MRP, (b) review and comment on each initial and updated Marketing Plan; (c) oversee and monitor the clinical development of a Product in the Territory pursuant to any Development Program; (d) oversee and monitor the development and scale-up of the manufacturing process for a Product pursuant to any Development Program; (e) oversee and provide input to Licensee’s efforts in the preparation and filing of Regulatory Approvals and other matters pertaining to regulatory affairs relating to a Product; (f) [*                                                                                          *] the activities performed pursuant to each Marketing Plan and Development Program; and (g) address and attempt to resolve conflicts or disputes that may arise during the course of performing this Agreement.

2.3 Limitations of CMC Powers. The CMC will have only such powers as are specifically delegated to it in this Agreement, and will have no power to amend this Agreement or waive a Party’s rights or obligations under this Agreement. Delegation of powers to the CMC will not relieve either Party from its obligations under this Agreement.

2.4 CMC Actions. No business will be transacted at any meeting of the CMC unless at least one member from each Party is present. Actions by the CMC will be taken only with the unanimous approval of all representatives of both Parties. If the CMC is unable to reach unanimity on any matter within 15 days of the first vote at which no unanimous decision was reached on such matter, then each Party may refer such matter to the Chief Executive Officers of the Parties for resolution. If a matter is so referred, then such Chief Executive Officers (or a member of the senior management designated by the Chief Executive Officer who is not a member of the CMC) will, within 15 days of referral, discuss such matter in good faith. If such discussions do not result in a mutually acceptable resolution within 10 days of such meeting, then [*                                             *] pursuant to Section [*                                             *] of this Agreement, to the extent the [*                                             *].

2.5 CMC Meetings. The CMC will hold meetings at such times and places as will be determined by the Collaboration Managers, but in no event will such meetings be held in person or by teleconference or video conference less frequently than: (a) [*                                             *] during the period commencing on the Effective Date and ending upon the [*                                             *] of receipt of Marketing Approval for a Product in the last country in the Territory; (b) after such period, [*                                             *] during the following [*                                             *] period; and (c) after such [*                                             *] period, as [*                                             *] for the duration of the term of the Agreement. The first meeting of the CMC will take place within [*                                             *] days after the Effective Date. The Collaboration Managers will establish an agenda for each such meeting and will designate representatives of the Parties who will have management responsibility for the issues on the agenda for such meeting.

3. PRODUCT DEVELOPMENT

3.1 Development Program. Licensee will [*                                             *] undertake a program to: (1) develop [*                                             *], in the Territory, (2) develop Products for indications other than the Initial Indication, and (3) conduct post-approval studies with Products (each such program, a “Development Program”). Any Development Program, including study designs or protocols included in such Development Program, will be subject to review and approval by POZEN [*                                             *].

3.2 Performance of Studies. If Licensee desires to use a Third Party to perform a study in connection with a Development Program, Licensee will notify POZEN of such desire and will accompany such notice with a description of the study objectives and a binding estimate and associated proposal provided to Licensee by a reputable Third Party contract research organization of the cost of performing such study. POZEN will have [*                                             *] following receipt of such notice to reply with a binding offer to perform such study and to provide reasonable evidence to Licensee that POZEN has appropriate experience developing pharmaceutical products in the Territory (whether directly or indirectly through its contractors). If POZEN provides such an offer during such [*                        *] period, then: (a) [*                                             *], then Nycomed will engage POZEN for the performance of the applicable study, or (b) [*                                             *], then Nycomed will be free to engage the Third Party that provided the applicable estimate to perform such study. In any event, if POZEN does not provide an offer within the [*                        *] period described in this Section 3.2, then Nycomed will be free to engage any Third Party to perform the applicable study.

4. REGULATORY MATTERS

4.1 Distribution of Tasks Regarding Regulatory Approval of the Initial Product.

4.1.1 POZEN will: (a) furnish Licensee with a copy of the POZEN MAA (excluding any portion thereof that POZEN is not entitled to disclose to Licensee) promptly after the Effective Date, and other documentation to the extent reasonably available to POZEN, that POZEN deems reasonably necessary for the MRP for the Initial Product in each country of the Territory; (b) prepare the MRP for the Initial Product together with the regulatory authorities in the United Kingdom (including without limitation scheduling the MRP with each of the countries in the Territory), and file an MAA for the Initial Product in all countries of the Territory; (c) provide supplementary documentation relating to the Initial Product if so requested by the regulatory authorities in the United Kingdom and each country in the Territory, to the extent reasonably available to POZEN as of the date of request; (d) answer any questions relating to the Initial Product from the regulatory authorities in the United Kingdom and each country in the Territory; (e) transfer to Licensee any Marketing Approvals for the Initial Product obtained in the Territory; and (f) submit to the MCA any post-Marketing Approval changes prepared by Licensee pursuant to clause (c) of subsection 4.1.2 below.

4.1.2 Licensee will: (a) make translations of the MAAs and other documentation, if so requested by the regulatory authorities in the Territory; (b) after the transfer of the respective Marketing Approval, be the first point of contact with the regulatory authorities in each country in the Territory and will use commercially reasonable efforts to maintain such Marketing Approval during the Term; (c) provide to POZEN documentation for post-Marketing Approval changes for submission to the MCA where necessary, including but not limited to new formulations, line extensions, new packaging, new dosage strengths, and new indications; and (d) subject to the diligence requirements set forth in Section 7 of this Agreement, perform the actions required to obtain pricing or reimbursement approval of a Product in each country of the Territory. For the avoidance of doubt, but subject to the diligence requirements set forth in Section 7 of this Agreement, Nycomed grants no warranties for the obtainment of reimbursement. Licensee further agrees that it will not amend any Marketing Approval in the Territory without POZEN’s prior written consent. Each Party shall cooperate in good faith with the other Party’s efforts to obtain supplementary protection certificates for the Product in Europe. In the case of Licensee, such cooperation will include, without limitation, promptly providing POZEN with a complete copy of each MAA filed, and Marketing Approval obtained, in the

Territory (to the extent POZEN does not already possess a complete copy of such MAA or Marketing Approval).

4.1.3 Licensee will bear all costs and expenses incurred by the Parties in connection with performing their obligations pursuant to this Section 4.1, excluding any costs and expenses incurred by POZEN in connection with securing Marketing Approval for the Initial Product in the United Kingdom; provided, however, that in relation to maintenance of the Marketing Approval described in clause (c) of subsection 4.1.2, the provisions regarding the distribution of costs set out in Section 4.4 will apply.

4.2 Additional Requirements for Marketing Approval.

4.2.1 If the regulatory authorities in the United Kingdom or any country in the Territory require additional data or information to be submitted by POZEN as a condition to approving the POZEN MAA or granting Marketing Approval for the Initial Product in the Territory, POZEN will inform Licensee thereof without delay. Subject to subsection [*                                                                                                                                                                *].

4.2.2 If, in POZEN’s judgment, either (a) [*                                                                                          *] by a regulatory authority in the United Kingdom or any country in the Territory as a condition to granting Marketing Approval for the Initial Product in such country, or (b) the [*                                                                                          *] by any such regulatory authority, [*                                                                                          *], POZEN may Withdraw the applicable MAA or other filing and will inform Licensee of such decision without delay. In such event, POZEN will [*                        *] set forth in Section [*                        *], and this Agreement will terminate in whole or in part as set forth in Section 15.4.

4.3 Distribution of Tasks for Other Products.

4.3.1 With respect to Products to be developed pursuant to a Development Program, the Parties will establish in such Development Program the distribution of tasks with respect to Regulatory Approvals of such Products in the Territory. Licensee shall at its discretion decide on the level of expenses of the Development Program. Licensee will bear all costs and expenses incurred by the Parties in connection with performing each Development Program.

4.3.2 With respect to Products developed by POZEN and covered by the rights and licenses granted to Licensee under this Agreement, the Parties will establish the distribution of tasks with respect to Regulatory Approvals of such Products in the Territory. Licensee will bear all costs and expenses incurred by the Parties in connection with obtaining Regulatory Approvals of such Products in the Territory.

4.4 Maintenance of Marketing Approvals. POZEN will, throughout the Term, provide reasonable technical and scientific support to enable Licensee to maintain Marketing Approvals in the Territory. Licensee will reimburse POZEN for any internal costs (at then-standard FTE rates) only for services outside the ordinary maintenance of the Marketing Approvals. Licensee will reimburse POZEN for out-of-pocket expenses incurred by POZEN in connection with such provision of support under the terms set forth in this Section 4.4 (such FTE rates and costs to be agreed upon in writing by the Parties prior to initiation of any such support). Under this provision the “ordinary maintenance” shall mean provision of information already available with POZEN and updates caused by changes in legislation and guidelines applicable also for European countries outside the Territory.

4.4.1 If (a) the regulatory authorities in one or more countries in the Territory require changes or additions to data, specifications, or other information set forth in an approved MAA in order to maintain Marketing Approval for a Product in such country or countries (including, by way of example, changes to the specifications of a Product or to the process or facilities used to manufacture a Product, additional clinical trials relating to a Product, or other changes to the labeling, handling, or manufacture of a Product), and (b) no regulatory authority in a European country outside the Territory in which POZEN or its licensee has obtained Marketing Approval requires such changes or additions from POZEN or POZEN’s licensee in order to maintain such Marketing Approval, then, provided such changes or additions are commercially reasonable, Licensee will implement such changes or additions at its own cost and expense in the Territory upon POZEN’s prior written approval to do so, or will reimburse POZEN for all costs and expenses incurred by POZEN to effect such changes in the United Kingdom if necessary and in each country in the Territory requiring such changes. If such changes or additions are not commercially reasonable and Nycomed does not wish to implement such changes, POZEN has the right to terminate the agreement for the country of which such change has been requested. If one or more regulatory authorities in a European country outside the Territory in which POZEN or its licensees have obtained Marketing Approval of the Product require such changes or additions [*                                                                                 *] set out in clause [*                            *] below shall [*                                *], as applicable.

4.4.2 If (a) the regulatory authorities in one or more countries in the Territory require changes or additions to data, specifications, or other information set forth in an approved MAA in order to maintain Marketing Approval for a Product in such country or countries (including, by way of example, changes to the specifications of a Product or to the process or facilities used to manufacture a Product, additional clinical trials relating to a Product, or other changes to the labeling, handling, or manufacture of a Product), and (b) the regulatory authorities in one or more European countries outside the Territory in which POZEN or its licensee has obtained Marketing Approval require such changes or additions in order to maintain such Marketing Approval, then Licensee will reimburse POZEN for a percentage of all costs and expenses incurred by POZEN to effect such changes, which percentage will be calculated by [*                                                                                                                                                           *].

4.5 Meetings and Correspondence.

4.5.1 To the extent either Party receives any written or oral communications relating to a Product from any regulatory authority in the Territory, such Party will promptly inform the other Party thereof (including by providing a copy of any written communication or a written account of any oral communication), but in no event later than 5 business days after receipt of such communication.

4.5.2 Each Party will promptly notify the other Party, and provide such other Party with a copy, of any correspondence or other reports or complaints submitted to or received by the first Party from any regulatory authority in the Territory or from any other Third Party claiming that any Product Promotional Materials are inconsistent with a Product’s labeling or are otherwise in violation of applicable law or regulation.

4.5.3 Each Party will provide the other Party with a copy of any documents or reports filed with any regulatory authority in the Territory during the Term with respect to a Product.

4.6 Adverse Events Reporting. Nycomed will provide POZEN with prompt written notice of any serious adverse drug event or reaction reports received by Nycomed with respect to Products in the Territory, including copies of any such written reports where available. POZEN will provide Nycomed with prompt written notice of any serious adverse drug event or reaction reports received by POZEN with respect to Products in any jurisdiction outside the Territory where POZEN is, at such time, developing or marketing Products, including copies of any such written reports where available. Nycomed will be responsible for complying with adverse drug event reporting requirements in the Territory with respect to Products and will copy POZEN on all correspondence with regulatory authorities in the Territory regarding the same. POZEN will be responsible for complying with adverse drug event reporting requirements in jurisdictions outside the Territory where POZEN is, at such time, developing or marketing Products and will copy Nycomed on all correspondence between POZEN and the regulatory authorities in such jurisdictions regarding serious adverse drug events or reactions. POZEN will have the right to redact such correspondence to remove information proprietary to POZEN as applicable.

4.7 [*                                        *] .. Subject to the terms and conditions set forth in this Agreement, [*                                                                             *] of Products in one or more countries in the Territory.

5. MANUFACTURE AND SUPPLY

As of the Effective Date, Licensee and POZEN have entered into an agreement (the “Supply Agreement”) regarding the manufacture and supply of the Initial Product by POZEN to Licensee, a copy of which is attached as Exhibit G to this Agreement.

6. COMMERCIALIZATION

6.1 Principles of Commercialization. Licensee will be solely responsible for the commercialization of the Products in the Field in all countries of the Territory during the Term as set forth in the applicable Marketing Plan. Licensee will bear all expenses incurred in connection with the preparation and execution of the Marketing Plan.

6.2 Marketing Plan.

6.2.1 Licensee will commercialize each Product in the Territory under this Agreement pursuant to a rolling multi-year plan and budget (the “Marketing Plan”). Licensee will prepare each Marketing Plan according to Licensee’s marketing planning process, and will include in each Marketing Plan comprehensive education, market development, marketing, sales and supply strategies, including an overall budget for anticipated marketing, promotion and sales efforts in the period covered by such Marketing Plan. Each Marketing Plan will identify commercial milestones and the criteria by which the Parties will evaluate achievement of these milestones. Each Marketing Plan will describe the Product’s positioning and specify toward which target populations and distribution channels Licensee will devote its promotional efforts, the personnel and other resources to be devoted by Licensee to such efforts, as well as market and sales forecasts and related operating expenses, for the applicable Product in the Territory, and budgets for projected commercialization expenses and sales and marketing expenses. Each Marketing Plan will include the general strategy and operating guidelines for the commercialization of the applicable Product.

6.2.2 The initial Marketing Plan for each Product, including the Initial Product, will be prepared by Licensee in accordance with its procedures and in due time before commercial launch of such Product. A preliminary Marketing Plan of each Product will be prepared no later than 12 months prior to the expected date of receipt of Marketing Approval for such Product in any country in the Territory. Such preliminary Marketing Plan may be adjusted in good faith and in a commercially reasonable manner during Licensee’s regular budget process. Licensee will update each Marketing Plan at least once every year.

6.2.3 Licensee will submit the final draft of each initial and updated Marketing Plan to the CMC [*                            *] in accordance with Licensee’s corporate planning cycle. The CMC will have 30 working days [*                            *] on such draft to Licensee, and Licensee will [*                                        *] prior to finalization and implementation of such plan.

6.3 Branding; Trademarks; Trade Dress; Logos.

6.3.1 At the request of POZEN, Licensee will, to the extent permitted by law and customary to local trade and practice, include one or more POZEN Trademarks designated by POZEN in relevant information disclosed publicly by Licensee relating to this Agreement or a Product, in the form of press releases, technical publications, regulatory filings, pharmaceutical product packaging, and seminar and conference posters regarding this Agreement or a Product.

6.3.2 [*                        *] will select all Product Trademarks for use on or in connection with the Products, subject to [*                            *] prior approval. POZEN will be the sole owner of the Product Trademarks. POZEN will be responsible for the filing, prosecution, maintenance and defense of all registrations of the Product Trademarks, and will be responsible for the payment of any costs relating to filing, prosecution, maintenance and defense of the Product Trademarks in the Territory. Upon expiry of this Agreement in a country in the Territory, POZEN will grant to Licensee an exclusive license unlimited in time to the Product Trademarks in such country, for which Licensee will pay to POZEN a royalty of [*            *] of Net Sales in such country.

6.3.3 Subject to the provisions of subsection 6.3.1 above and the use of Licensee Trademarks as required by applicable laws and regulations, Licensee will market, promote, sell and distribute the Products under the Product Trademarks only, unless the Parties agree otherwise in writing.

6.3.4 POZEN will have the right to review and approve any Product Promotional Materials and any labels or packaging materials prepared by or for Licensee that bear one or more Product Trademarks or POZEN Trademarks in order to confirm that such trademarks are being used correctly and in accordance with the terms of this Agreement. In addition, at the request of POZEN, Licensee will not use any claims in any Product Promotional Materials that, in POZEN’s reasonable discretion, are inconsistent with the label approved in the applicable country in the Territory or that, if used, would materially impair the development, sale, promotion, or other commercialization efforts of POZEN or its other licensees outside the Territory with respect to the applicable Product. If POZEN receives a draft of Product Promotional Materials, labels or packaging under this subsection 6.3.4, then POZEN will use commercially reasonably efforts to acknowledge such receipt within 5 business days and will, in any event, provide comments to Licensee within 10 business days from receipt of such draft. If POZEN does not provide Licensee with any comments within such 10-day period, then any such draft Product Promotional Materials submitted for review will be deemed approved by POZEN. If POZEN provides Licensee with substantive comments to any such draft after such 10-day period has expired that are necessary to ensure that the Product Trademarks or POZEN Trademarks are used properly or that the claims in such materials are consistent with the label approved in the applicable country in the Territory, then Licensee will incorporate such comments in the relevant Product Promotional Materials.

6.3.5 Licensee acknowledges POZEN’s exclusive right, title and interest in and to the Product Trademarks and POZEN Trademarks and acknowledges that nothing in this Agreement will be construed to accord to Licensee any rights in the Product Trademarks or POZEN Trademarks except as expressly provided in this Agreement (including, without limitation, the license upon expiry granted under subsection 6.3.2). Licensee further acknowledges that its use of the Product Trademarks or POZEN Trademarks will not create in Licensee any right, title or interest in such trademarks, except as a licensee, and that all use of such trademarks and the goodwill generated thereby will inure solely to the benefit of POZEN.

6.4 Establishment of Units and Minimum Royalties. Prior to the commercial launch of any Product other than the Initial Product, the Parties will agree on the applicable definitions for a “Unit” of such Product and the “Per Unit Minimum” (as set forth in the table on Exhibit F) for such Product.

7. DILIGENCE

7.1 General Diligence Obligations. Licensee will use commercially reasonable efforts to perform the activities set forth under each Marketing Plan. Licensee will promote, market, sell and distribute the Products in the Field in each country of the Territory continuously during the term of this Agreement by applying efforts and resources as reasonably required to maximize sales of the Products throughout the Territory and at least equal to the efforts and resources normally used by Licensee for a product owned by it which has a similar market potential and is at a similar stage in its product life cycle as the applicable Product. All efforts of

Licensee’s Affiliates will be considered efforts of Licensee for the purpose of determining Licensee’s compliance with its obligations under this Section 7.1.

7.2 Minimum Launch Diligence Obligations. Without limiting the diligence obligations of Section 7.1 above, Licensee will launch the commercial sale of each Product in each country in the Territory as soon as reasonably possible after receipt of Regulatory Approval for such Product in such country, but in no event later than [*                        *] after such receipt; provided, however, that such [*                    *] period will be [*                                                                         *]. Notwithstanding the foregoing, if Licensee submits packaging artwork for the Initial Product pursuant to Section 4.3 of the Supply Agreement promptly after Regulatory Approval for the Initial Product and [*                                                     *] pursuant to the [*                        *] due to the [*                                                                         *], then [*                                                     *] for purposes of the foregoing sentence.

7.3 Minimum Commercialization Diligence Obligations. Without limiting the diligence obligations of Section 7.1 above, during the [*                                                     *] of a Product in a country in the Territory, Licensee will: (a) subject to pre-booked meetings in which Licensee has arranged to promote other products, promote such Product in the first detailing position with a full sales force in such country, covering both primary care physicians and relevant specialists, (b) allocate to the promotion of such Product sales efforts greater than or equal to the sales efforts allocated by Licensee to any other prescription product of comparable market potential and stage of product life cycle promoted by Licensee in the Territory during such period, and (c) use best efforts to pre-book meetings with physicians in such country for the promotion of such Product.

7.4 Diligence Limitations.

7.4.1 If [*                                                                         *], then [*                            *]. If [*                                                     *] under this Agreement, then [*                                                     *]. If Licensee determines at any time that the manufacture, use or sale of a Product in a country in the Territory would infringe the intellectual property rights of any Third Party, then Licensee will provide POZEN with written notice of such determination.

7.4.2 In each event described in subsection 7.4.1, the Parties will discuss whether Licensee should launch or sell the applicable Product in the applicable country. If the Parties agree that Licensee should not launch or sell such Product in such country, then Licensee will be under no obligation under this Agreement to launch or sell such Product in such country; provided, however, that Licensee provides POZEN with an annual update, in writing, on the reasons for delaying or foregoing the launch or sale of such Product in such country and, in each case, POZEN agrees that such launch or sale should not be undertaken.

7.4.3 If (a) pursuant to subsection 7.4.2, the Parties have discussed whether Licensee should launch or sell the applicable Product in the applicable country, (b) Licensee has determined that it should not launch or sell such Product in such country, (c) POZEN disagrees with such determination, and (d) such disagreement is not resolved on or before the date 60 days after the initial discussion between the Parties pursuant to subsection 7.4.2, then this Agreement will terminate with respect to such Product in such country at the end of such 60-day period. In such case, all of Licensee’s rights and obligations under this Agreement with respect to the commercialization of such Product in such country, including without limitation the rights and licenses granted by POZEN to Licensee under Section 8.1 of this Agreement with respect to such Product in such country, will terminate immediately. Any such termination will have no effect on Licensee’s rights and obligations under this Agreement to commercialize other Products in such country and to commercialize such Product in other countries of the Territory.

7.5 Lack of Diligence. To the extent POZEN or any supplier of the Product appointed by POZEN fulfills its Product supply obligations hereunder and under any supply agreement entered into (or, in the case of a supplier appointed by Licensee, to the extent Licensee has used commercially reasonable efforts to obtain Product from such supplier and is in compliance with its obligations under its supply agreement with such supplier), and subject to Section 18.9 and any other event outside Licensee’s reasonable control, any failure by Licensee to fulfill a diligence obligation set forth in Sections 7.2 and 7.3(a) of this Agreement will be deemed a material breach of this Agreement. Licensee’s fulfillment of the diligence obligations set forth in Sections 7.2 and 7.3 of this Agreement will be taken into account when determining whether Licensee has fulfilled its obligations set forth in Section 7.1 of this Agreement, but will not be considered conclusive proof that such obligations have also been fulfilled.

7.6 [*                                                         *] . In the event Licensee receives notice from a Third Party alleging that the manufacture, use or sale of the Product in the Territory infringes such Third Party’s intellectual property rights, Licensee shall provide POZEN with prompt written notice thereof and the Parties shall consult with each other in good faith regarding such allegation. Licensee shall consider POZEN’s suggestions and comments regarding such alleged infringement; [*                                                                                                                               *] set out in this Agreement, and shall, [*                                                                                                                               *] set out in this Agreement.

8. LICENSES AND OTHER RIGHTS

8.1 License Grants to Licensee.

8.1.1 Subject to the terms and conditions set forth in this Agreement, POZEN hereby grants to Licensee an exclusive, royalty-bearing license under the Licensed Technology to market, sell, offer to sell and distribute for sale Products in the Field within the Territory.

8.1.2 Subject to the terms and conditions set forth in this Agreement and upon termination of the Supply Agreement executed between the Parties, POZEN will grant to Licensee solely for Licensee’s exclusive sale and distribution for sale within the Field within the Territory a non-exclusive, royalty-free license under the Licensed Technology to use, make, have made, import and export Products in the Field within the Territory.

8.1.3 Subject to the terms and conditions set forth in this Agreement (including subsection 6.3.2 above), POZEN hereby grants to Licensee an exclusive, royalty-free license to use the Product Trademarks and POZEN Trademarks in connection with the sale and distribution of Products in the Field within the Territory.

8.1.4 Licensee has the right to grant sublicenses under the licenses granted in this Section 8.1 only to Affiliates; provided, however, that each such sublicense grant is subject to the terms of this Agreement. Any act or omission by a sublicensee of Licensee that would, if committed by Licensee, constitute a breach of this Agreement by Licensee, will be deemed a breach of this Agreement by Licensee.

8.2 Negative Covenants.

8.2.1 Licensee hereby covenants and agrees that it shall not undertake, nor authorize any Affiliate of Licensee to undertake, any of the following activities: (a) conducting clinical trials or other development of a Product outside the Field or the Territory; (b) filing for Marketing Approval of any Product outside the Field or the Territory; (c) using or practicing any Licensed Technology or Product Trademarks outside the Territory; (d) granting a sublicense to any Third Party of any rights or licenses granted to Licensee under this Agreement; (e) developing, distributing or commercializing any Product for non-prescription sale with or without use or practice of the Licensed Technology or Product Trademarks; (f) applying for any Regulatory Approval that would allow the over-the-counter sale of any Product in the Territory; (g) directly or indirectly marketing and selling any Product to patients without a prescription for the Product; (h) [*                                                                                              *]; or (i) [*                                                                                                                                             *]. For purposes of clarification, the [*                                                                                              *] shall not be construed to limit Nycomed’s non-use and non-disclosure obligations with respect to POZEN’s Confidential Information under Section 14 throughout the world. This negative covenant is subject to any rights that may have been granted to Licensee, or that Licensee may otherwise have, [*                                                                                              *]. POZEN hereby exclusively reserves all rights with respect to the Product outside the Territory.

8.2.2 POZEN will not, during the Term, grant any right to any Third Party relating to the Licensed Technology in the Field in the Territory which would conflict with the rights granted to Nycomed hereunder.

8.2.3 POZEN shall not, during the Term, on its own part or through its Affiliates or Third Parties market, distribute or sell any Competing Product in the Territory.

8.3 License Grants to POZEN. Licensee hereby grants to POZEN a fully paid, exclusive right and license, with the right to grant sublicenses, under any Patents or Know-How Controlled by Licensee or any of its Affiliates, (a) to use outside the Territory any clinical and non-clinical data generated by or on behalf of Licensee in the course of developing Products, (b) to reference any Marketing Approvals obtained for Products in the Territory, for the purpose of developing and pursuing Marketing Approvals for Products outside the Territory, and (c) to use and reference any clinical and non-clinical data and Marketing Approvals obtained for Products in the Territory, for the purpose of developing and pursuing Marketing Approvals for other products or for Products outside the Territory.

9. COMPENSATION

9.1 License Fees. As partial consideration for the rights and licenses granted under this Agreement with respect to the Products, Licensee will pay to POZEN a non-refundable, non-creditable license fee (the “Initial License Fee”) of US$500,000 within 5 days after the Effective Date.

9.2 Milestones.

9.2.1 If the POZEN MAA receives approval in the United Kingdom [*                                                                             *], then Licensee will make the non-refundable, non-creditable milestone payments set forth in Exhibit B to this Agreement.

9.2.2 If the POZEN MAA receives approval in the United Kingdom [*                                                                             *], then Licensee will make the non-refundable, non-creditable milestone payments set forth in Exhibit C to this Agreement.

9.2.3 If the POZEN MAA receives approval in the United Kingdom [*                                                                                              *], then Licensee will make the non-refundable, non-creditable milestone payments set forth in Exhibit D to this Agreement.

9.2.4 In any event, Licensee will pay to POZEN a non-refundable, non-creditable milestone payment in the amount of [*                                                             *] for which a Product receives Marketing Approval anywhere in the Territory, within 15 days from receipt by Licensee of evidence of the receipt of such Marketing Approval.

9.3 Royalties.

9.3.1 Royalty Amount. Subject to the adjustments provided for in this Section 9.3, Licensee will pay to POZEN a royalty equal to the greater of: (a) [*                                                             *] of Net Sales of any Product by Licensee or its Affiliates in any country in the Territory, and (b) the Minimum Royalty Amount for such Product in such country. [*                                                                                                                                                                                        *].

9.3.2 Royalty Term. Royalties due under the preceding subsection 9.3.1 will be payable on a country-by-country and Product-by-Product basis until [*                                                                                                                                                                                        *] (the “Royalty Term”).

9.3.3 [*                                                             *].

(a) Notwithstanding the provisions of subsection 9.3.1, if a Product is [*                                             *] in a particular country in the Territory [*                                                                             *], then the royalty amounts described in subsection 9.3.1 of this Agreement [*                                             *] with respect to such Product in such country, [*                                                                                                                                                                                        *] in such country, and:

(i) such [*                                                             *], in the [*                                                                                 *], of the total unit sales of wholesalers to pharmacies of [*                                                             *] (as evidenced by a report from a data source accepted in the pharmaceutical industry, [* *]), in which case the royalty payable pursuant to subsection 9.3.1 on such Product in such country [*                                                             *]; or

(ii) such [*                                                             *] of the total unit sales of wholesalers to pharmacies of [*                                                                         *] (as evidenced by a report from a data source accepted in the pharmaceutical industry, [*                                    *]), in which case the royalty payable pursuant to subsection 9.3.1 on such Product in such country [*                                                             *].

(b) Notwithstanding the provisions of subsection 9.3.1, during such time as POZEN is providing Nycomed under the Supply Agreement with Initial Product [*                                        *], the royalty payable pursuant to subsection 9.3.1 on sales of Initial Product [*                                    *]. The royalty [*                                    *] set forth in this subsection 9.3.3(b) will automatically expire upon the later of: (i) [* *], and (ii) the [* *].

9.4 Reports; Payment Method; Currency. Licensee will provide POZEN within 25 days after the end of each calendar quarter with a report stating the Unit volume of Products sold or otherwise disposed of in each country of the Territory and providing the calculations for the Net Sales, Minimum Royalty Amount, and royalties due. Within 30 days after the end of each calendar quarter, Licensee will transfer, by wire, the amount of royalties due to such bank account as POZEN may indicate from time to time. Payment of all royalties due hereunder will be made in the currency in which Net Sales accrued. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a per annum rate equal to the lesser of (a) the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus 2 percentage points, and (b) the maximum rate permitted by law, calculated on the number of days such payment is delinquent, compounded monthly.

9.5 Blocked Currency. In each country where the local currency is blocked and cannot be removed from the country, royalties accrued in that country will be paid by Licensee in the country in local currency by deposit in a local bank designated by POZEN, unless the Parties otherwise agree in writing.

9.6 Taxes. Licensee will have the right to withhold taxes in the event that authorities in any country require the withholding of taxes on amounts paid hereunder to POZEN. Such taxes will be deducted by Licensee from such payment and will be paid by Licensee to the proper taxing authority on behalf of POZEN. Licensee will promptly secure and send to POZEN proof evidencing payment of such taxes withheld and paid by Licensee for the benefit of POZEN. Licensee will assist POZEN in claiming exemption from such deductions or withholdings under any applicable income tax treaty by providing such documentation as may be reasonably required by POZEN to claim such exemption.

9.7 Audit Rights; Adjustments.

9.7.1 Licensee will permit an independent certified public accountant designated by POZEN and reasonably acceptable to Licensee (the “Auditor”), to have access to Licensee’s records and books during regular business hours for the sole purpose of determining the accuracy of the amounts reported and actually paid or otherwise payable to POZEN under the terms of this Agreement (the “Audit”). Any Audit will cover a period not to exceed 3 years immediately preceding such audit. POZEN will bear all costs and expenses in connection with the Audit; provided, however, that if any Audit reveals an understatement of Net Sales greater than 5% of the stated amount, then Licensee will bear all costs and expenses in connection with such Audit. Any such Audit will be performed upon at least 30 calendar days’ prior written notice during regular business hours, and not more than once in each calendar year during the term of this Agreement and during each calendar year in the 3-year period following expiration or termination of this Agreement.

9.7.2 The Auditor will execute a written confidentiality agreement with Licensee and will disclose to POZEN only the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor will send a copy of the report to Licensee at the same time it is sent to POZEN. The report sent to Licensee will also include the methodology and calculations used to determine the results.

9.7.3 If the Audit results in a determination that Net Sales have been overstated, then POZEN will repay the amount of any resulting overpayment within 30 days after receipt of the Auditor’s report with interest from the date originally due, calculated at a per annum rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus 2 percentage points.

9.7.4 If the Audit results in a determination that Net Sales have been understated, then any resulting underpayment will be paid to POZEN within 30 days after receipt of the Auditor’s report with interest from the date originally due, calculated at a per annum rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus 2 percentage points.

10. INTELLECTUAL PROPERTY

10.1 Licensee’s Obligation to Inform. Licensee will promptly disclose to POZEN all Improvements made solely by Licensee, its Affiliates or their Third Party contractors, or jointly by Licensee, its Affiliates or their Third Party contractors. Information provided by Licensee to POZEN with respect to such Improvements will be in reasonable detail but in no circumstance less than would be sufficient to permit an understanding of the nature of the Improvements by a practitioner reasonably skilled in the relevant technical or scientific area.

10.2 POZEN’s Obligation to Inform. As of the Effective Date, POZEN has disclosed to Nycomed the complete text of all pending patent applications included in the

POZEN Patents as of the Effective Date, as well as copies of all correspondence concerning the prosecution thereof made or received by or on behalf of POZEN to or from patent offices and any information or correspondence received by or on behalf of POZEN from patent offices concerning the institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any POZEN Patents, in each case to the extent in existence as of the Effective Date. In addition, during the Term, POZEN will disclose to Nycomed the complete text of all patent applications included in the POZEN Patents that are filed after the Effective Date, as well as copies of all correspondence concerning the prosecution thereof made or received by or on behalf of POZEN to or from patent offices and any information or correspondence received by or on behalf of POZEN from patent offices concerning the institution of any interference, opposition, re-examination, reissue, revocation, nullification or any official proceeding involving any POZEN Patents after the Effective Date, and if possible transmit such information electronically to Nycomed or ship such materials DDU (ICC INCOTERMS 2000) to a place of destination to be named by Nycomed within 10 days after the Effective Date. POZEN shall promptly inform Nycomed of the issuance of any POZEN Patents.

10.3 Ownership.

10.3.1 Licensed Technology. All right, title and interest in and to the Licensed Technology will remain exclusively with POZEN, subject only to the licenses granted to Licensee under this Agreement.

10.3.2 Improvements. POZEN will own all right, title and interest in and to the Improvements, including any intellectual property rights appurtenant thereto, subject only to the licenses granted to Licensee under this Agreement. Licensee agrees to assign and hereby assigns to POZEN all of its rights, title and interest in Improvements, and will ensure that any agreements with Affiliates and/or Third Party contractors include the assignment of such Improvements to Licensee or directly to POZEN. Licensee will cooperate with POZEN with respect to patent filing, prosecution and enforcement of such Improvements, and POZEN will reimburse Licensee for any internal costs (at then-standard FTE rates) and for out-of-pocket expenses incurred by Nycomed in connection with such cooperation (such costs to be agreed upon in writing by the Parties prior to initiation of any such support). For the avoidance of doubt, any such Improvement assigned to POZEN is part of the Licensed Technology licensed to Licensee pursuant to this Agreement, and no royalties in addition to those set forth in Section 9.3 of this Agreement will be due in connection with the licenses granted to Licensee to such Improvements under this Agreement.

10.4 Patent Filing, Prosecution and Maintenance. Subject to the terms and conditions set forth in this Section 10.4, POZEN has the exclusive right to file, prosecute and maintain all POZEN Patents or Patents claiming or covering Improvements. Subject to the terms and conditions set forth in this Section 10.4, POZEN will use commercially reasonable efforts to obtain and maintain during the Term POZEN Patents and any Patents claiming or covering Improvements; provided, however, that POZEN will not be required to undertake or defend any legal action or challenge to such Patents.

10.4.1 With respect to POZEN Patents as of the Effective Date, POZEN will have the obligation to prosecute and, for issued Patents, maintain such Patents during the Term.

10.4.2 POZEN shall consent to and execute the necessary documents in order to have Licensee registered as licensee of the Products with the local patent and trademark departments in the Territory.

10.4.3 POZEN will apply for patent protection in all countries of the Territory for any Improvement that in POZEN’s reasonable opinion is patentable. If POZEN elects not to file a patent application claiming or covering an Improvement in a particular country, then POZEN will give prompt written notice to Licensee of such decision, but in any event within 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such application. In such case, Licensee may elect at its sole discretion to undertake the preparation, filing, prosecution or maintenance of a patent application claiming or covering such Improvement in such country at its sole expense. Notwithstanding anything in this Agreement, Licensee will own any such patent application and patents issuing therefrom and will be solely responsible for all associated costs,. POZEN will execute such documents and perform such acts as may be reasonably necessary for Licensee to commence such prosecution.

10.4.4 Licensee hereby covenants and agrees not to enforce against POZEN, its Affiliates or licensees of Product any Patent Controlled by Licensee that claims or covers one or more Improvements obtained under this Section 10.4.

10.5 Enforcement Rights.

10.5.1 Notification of Infringement. If either Party learns of any misappropriation of any proprietary Product information such as trade secrets, copyrights or Licensee Trademarks, POZEN Trademarks or Product Trademarks (the “Product Rights”) or any infringement or threatened infringement by a Third Party of the Licensed Technology or any Patent covering an Improvement, in each case, in the Field and in the Territory, such Party will promptly notify the other Party and will provide such other Party with all available evidence of such misappropriation or infringement.

10.5.2 Enforcement of Patents and Product Rights in the Territory.

(a) Licensee will have the first right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to infringement in the Field and in the Territory of the Licensed Technology or any Patent covering an Improvement, or any misappropriation of Product Rights in the Field and in the Territory, by counsel of its own choice, and will consult with POZEN on any actions that Licensee proposes to take in such action or proceeding. The costs of such defense will be equally shared between the parties in accordance with subsection 10.5.4. Notwithstanding subsection 10.5.4, POZEN will have the right, at its own expense, to be represented in any such action by counsel of its own choice; provided, however, that this shall not relieve POZEN from its obligation to share the costs incurred by the common legal counsel.

(b) If Licensee fails to bring an action or proceeding or otherwise take appropriate action in Licensee’s discretion to abate such infringement or misappropriation in the Field and in the Territory within a period of 90 days of written notice by POZEN to Licensee requesting such action, POZEN will have the right, but not the obligation, to bring and control, by counsel of its own choice, any such infringement or misappropriation action or proceeding. Licensee will cooperate with POZEN in any such action or proceeding brought by POZEN against a Third Party, and will have the right to consult with POZEN and to participate in and be represented by independent counsel in such litigation at its own expense.

(c) If a Party brings any action or proceeding under this subsection 10.5.2, the other Party agrees, at the request of the first Party, to be joined as a party plaintiff if necessary to prosecute the action or proceeding and to give the first Party reasonable assistance and authority to file and prosecute the suit, including without limitation providing commercial, clinical or manufacturing data available to the Parties, executing necessary documents, and providing expert support.

10.5.3 Settlement with a Third Party. The Party that controls the prosecution of a given action under this Section 10.5 will also have the right to control settlement of such action; provided, however, that no settlement will be entered into which would limit the scope or enforceability of any POZEN Patents or a Patent covering Improvements without the written consent of POZEN, such consent not to be unreasonably withheld.

10.5.4 Enforcement Costs and Awards. Any costs incurred in connection with an action or proceeding brought by a Party pursuant to subsection 10.5.2 of this Agreement will be shared equally between the Parties. Any damage award resulting from any such action, after reimbursement of each Party’s expenses, will be deemed Net Sales of Licensee in the applicable country or countries, and will be subject to the royalties set forth in Section 9.3 of this Agreement. If a Party does not want to bear an equal share of the costs of such an action, such Party may opt out of such costs by providing the other Party with adequate notice, which shall be given before the initiation of the trial, of its intention not to participate in the costs of the enforcement action. In such event, the Party opting out of the enforcement costs will continue to cooperate with the enforcing Party at the enforcing Party’s expense, and the enforcing Party will retain the full amount of any damage awards resulting from such enforcement action.

10.5.5 Decision Not to Pursue. POZEN will have the right to prevent Licensee from undertaking an enforcement action under subsection 10.5.2 of this Agreement for strategic reasons (including, without limitation, protection in other jurisdictions of Patents in the Licensed Technology); provided, however, that if a Third Party is commercializing a Competing Product that infringes a Patent in the Licensed Technology in a country in the Territory, the royalty reduction mechanism set forth in subsection 9.3.3(a) of this Agreement will apply with respect to any Product in such country with which such Third Party’s product is a Competing Product.

10.6 Defense and Settlement of Third Party Claims.

10.6.1 Defense. If a Third Party asserts that a patent, trade secret, or other intangible right owned or exclusively licensed by it is infringed or misappropriated by the manufacture, use, sale, or offer for sale of a Product in the Field in the Territory, the Parties will establish a plan for a common defense and Licensee will manage such common defense plan, subject to subsection 10.6.2 below. The costs of any such defense to such action incurred by one or both of the Parties pursuant to such plan (including the costs of any judgment, award, decree or settlement) will be shared equally between the parties.

10.6.2 Settlement with a Third Party. Either Party will also have the right to control settlement of a claim described in subsection 10.6.1 above; provided, however, that no settlement will be entered into without the written consent of the other Party. If there is no agreement between the Parties as to any proposed settlement, then the dispute will be decided pursuant to Section 17 of this Agreement.

10.7 Indemnification. Indemnification of any loss resulting from the infringement of any third party rights by the use or practice of the Licensed Technology or the commercialization of any Product will be governed exclusively by Section 12 of this Agreement.

11. REPRESENTATIONS AND WARRANTIES

11.1 Mutual Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that:

11.1.1 such Party is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated;

11.1.2 this Agreement is a legal and valid obligation binding upon such Party and enforceable against such Party in accordance with its terms;

11.1.3 the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound;

11.1.4 to the best of such Party’s knowledge, the execution, delivery and performance of this Agreement by such Party does not violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

11.1.5 such Party has the full power and authority to enter into this Agreement and to carry out the obligations contemplated hereby;

11.1.6 such Party has not, and during the Term will not, grant any right to any Third Party relating to its respective Patents and Know-How which would conflict with the rights granted to the other Party hereunder;

11.1.7 to the best of such Party’s knowledge, neither it, nor any of its employees, officers, subcontractors or consultants who will perform any Development Program (i) has been debarred or convicted of a crime for which an entity or person could be debarred under 21 U.S.C. Section 335a, or (ii) is under indictment for a crime for which a person or entity could be debarred under 21 U.S.C. Section 335a; and

11.1.8 such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement.

11.2 POZEN Representations and Warranties. POZEN hereby represents and warrants to Licensee that:

11.2.1 to the best of POZEN’s knowledge as of the Effective Date, there [*                                                                                                                            *] pursuant to this Agreement;

11.2.2 POZEN has [*                                                                      *];

11.2.3 as of the Effective Date, POZEN has [*                                                                      *], and POZEN has [*                                                                                                                *];

11.2.4 as of the Effective Date, POZEN has [*                                                                                                                                                    *]; and

11.2.5 to the best of POZEN’s knowledge as of the Effective Date, [*                                                                                                           *] in the preceding clause, the [*                                                                          *] the terms set out in this Agreement [*                                                                                                   *].

11.2.6 POZEN has [*                                                                                                       *], and such [*                                                                      *].

11.3 Limitation of Warranty. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, WITH RESPECT TO ANY MATERIALS, INFORMATION, SERVICES, OR LICENSES PROVIDED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

11.4 Performance by Affiliates. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates; provided, however, that each Party will remain responsible for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance and any act or omission committed by an Affiliate shall be deemed to have been conducted by the Party itself. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceeds against an Affiliate, for any obligation or performance hereunder prior to proceeding directly against such Party.

12. INDEMNIFICATION

12.1 Indemnification by Licensee. Licensee will indemnify, defend and hold POZEN and its directors, officers, employees, agents and Affiliates harmless from and against any liabilities, damages, costs or expenses, including reasonable attorneys’ fees (collectively, “Losses”), which arise out of, relate to or result from: (a) the [*                                              *]; or (b) [*                                                          *]. Notwithstanding the foregoing, Licensee will not indemnify POZEN for [*                                                              *] under Section [*                                                              *] of this Agreement.

12.2 Indemnification by POZEN. POZEN will indemnify, defend and hold Licensee and its directors, officers, employees, agents and Affiliates harmless from and against any Losses which arise from any claim, lawsuit or other action to the extent such Losses arise out of, relate to or result from: (a) [*                                                                      *]; or (b) [*                                                                               *]. Notwithstanding the foregoing, POZEN will not indemnify Licensee for [*                                                                                       *] under Section [*                                                      *] of this Agreement.

12.3 Indemnification Procedures. A Party which intends to claim indemnification under Section 12.1 or 12.2 of this Agreement (the “Indemnitee”) will promptly notify the other Party (the “Indemnitor”) in writing of any claim, lawsuit or other action in respect of which the Indemnitee or any of its directors, officers, employees, and Affiliates intend to claim such indemnification within a reasonable period of time after the assertion of such claim; provided, however, that the failure to provide written notice of such claim within a reasonable period of time will not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is prejudiced by such failure to provide prompt notice. The Indemnitor will have the right to assume the complete control of the defense, compromise or settlement of any such claim without the prior written consent of such Indemnitee, which such consent will not be unreasonably withheld; provided, however, that Indemnitee will have the right to withhold such consent in its sole discretion if such defense, compromise or settlement includes any admission of wrongdoing on the part of an Indemnitee, or limits the scope of any claims in or enforceability of any Patents owned by or licensed to the Indemnitee). The Indemnitor may at its own expense, employ legal counsel to defend the claim at issue. At any time after Indemnitor has assumed defense of a claim, the Indemnitor may exercise, on behalf of the Indemnitee, any rights which may mitigate the extent or amount of such claim; provided, however, the Indemnitee: (a) may, in its sole discretion and at its own expense, employ legal counsel to represent it (in addition to the legal counsel employed by the Indemnitor) in any such matter, and in such event legal counsel selected by the Indemnitee will be required to confer and cooperate with such counsel of the Indemnitor in such defense, compromise or settlement for the purpose of informing and sharing information with the Indemnitor; (b) will, at its own expense, make available to Indemnitor those employees, officers and directors or Indemnitee whose assistance, testimony or presence is necessary, useful or appropriate to assist the Indemnitor in evaluating and in defending any such claim; provided, however, that any such access will be conducted in such a manner as not to interfere unreasonably with the operations of the businesses of Indemnitee; and (c) will otherwise fully cooperate with the Indemnitor and its legal counsel in the investigation and defense of such claim. The rights and remedies provided pursuant to this Section 12 are the sole and exclusive remedies of the Parties hereto with respect to Losses.

12.4 Insurance. Each Party will maintain commercially reasonable insurance coverage commensurate with its obligations under this Agreement. Such commercially reasonable insurance coverage will include [*                                                                                                                            *].

13. LIMITATION OF LIABILITY

IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, ANY CLAIM FOR DAMAGES BASED UPON LOST PROFITS, BUT EXCLUDING ANY CLAIMS BASED UPON THE OBLIGATIONS SET FORTH IN SECTIONS 12 AND 14 OF THIS AGREEMENT.

14. CONFIDENTIALITY, PUBLICATIONS, PUBLICITY

14.1 Confidential Information. Any information or materials communicated by one Party to the other Party pursuant to this Agreement or the Confidential Disclosure Agreement between the Parties dated [*                                                  *] will be deemed “Confidential Information” of the disclosing Party if marked “confidential” or with a similar legend, or if disclosed orally or visually, if identified as being confidential at the time of such oral or visual disclosure, and thereafter reduced to writing, marked “confidential” or with a similar legend, and sent to the other Party within 30 days of such oral or visual disclosure, or which information or materials would, due to the nature thereof or the circumstances surrounding disclosure, appear to a reasonable person to be confidential or proprietary. Notwithstanding the preceding sentence, “Confidential Information” will not be deemed to include information that the receiving Party can demonstrate, by competent written proof:

14.1.1 At the time of disclosure is published or is publicly known or otherwise in the public domain, other than through any act or omission by the receiving Party;

14.1.2 Was already known to the receiving Party, other than under an obligation of confidentiality or non-use, prior to the time of disclosure;

14.1.3 Is disclosed to the receiving Party in good faith, without an obligation of confidentiality, by a Third Party not under any obligation of confidence with respect to such information; or

14.1.4 Is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

14.2 Treatment of Confidential Information. The Parties agree that during the term of this Agreement and for 7 years after its expiration or termination for any reason whatsoever, a Party receiving Confidential Information of the other Party will: (a) treat any such Confidential Information disclosed to it by the other Party as strictly confidential; (b) except as necessary in the performance of this Agreement, not disclose such Confidential Information to Third Parties without the prior written consent of the other Party, other than to its Affiliates, Sublicensees, collaborators or any consultants, provided that such disclosure be under confidentiality agreements with provisions comparable to those contained in this Agreement; (c) not use such Confidential Information for purposes other than those authorized expressly herein; and (d) use reasonable efforts to prevent inadvertent disclosure of such Confidential Information.

14.3 Access. Access to Confidential Information will be limited to those employees or consultants of the Party receiving such information or of such Party’s Affiliates who reasonably require such information in order to carry out activities authorized pursuant to this Agreement. Such employees or consultants will be advised of the confidential nature of the Confidential Information and the related confidentiality undertaking.

14.4 Permitted Disclosures. Notwithstanding any other provision in this Agreement, a receiving Party may disclose Confidential Information of the disclosing Party to the extent such disclosure is required by law or court order, provided that the receiving Party gives the disclosing Party prompt written notice of the requirement to disclose and reasonably cooperates with the disclosing Party to seek a protective order or other restrictions on the disclosure of such Confidential Information of the disclosing Party. Any such required disclosure will be limited only to that Confidential Information that is required to be disclosed and such disclosed Confidential Information will remain Confidential Information hereunder despite the required disclosure.

14.5 Return of Confidential Information. Upon termination or expiration of this Agreement, each Party hereto and its Affiliates will return all Confidential Information of the other Party in their possession to the other Party; provided, however, that each Party may retain: (a) a single archival copy of the Confidential Information of the other Party solely for the purpose of determining the extent of disclosure of Confidential Information hereunder and assuring compliance with the surviving provisions of this Agreement; (b) any portion of the Confidential Information of the other Party which is contained in laboratory notebooks; and (c) any portion of the Confidential Information of the other Party which a Party is required by mandatory applicable law to retain.

14.6 Confidentiality of the Agreement Terms. Neither Party will disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that either Party may disclose the terms of this Agreement to actual or prospective investors and corporate partners (including Sublicensees), to a Party’s accountants, attorneys and other professional advisors, and as required by applicable laws and regulations of the U.S. Securities and Exchange Commission and any stock exchange on which a Party’s stock is traded.

14.7 Publications. Neither Party may present or publish research results arising from this Agreement, including, without limitation, research results which relate to the use of the Licensed Technology in the Field, in a thesis, scientific publication, or conference, without the prior written consent of the other Party. The presentations or publications will be presented in writing in the English language, will be presented to the other Party for review and comment at least 30 days prior to the time which the presentation or publication is proposed for submission to any Third Party. Within 30 days after its receipt of such presentation or publication and at least 5 business days prior to the time which the presentation or publication is proposed for submission to any Third Party, the other Party will provide notice whether it has any comments or objection to the proposed presentation or publication. The submitting Party will consider in good faith all comments by the reviewing Party. If a reasonable objection is raised, including for example because the contents of the presentation or publication contain patentable subject matter for which patent protection should be sought, or because the presentation or publication discloses Confidential Information of the other Party which constitutes proprietary trade secrets or Know-How, then submission of the presentation or publication will be delayed, unless and until such time as consent to submission of the presentation or publication is given, such consent not to be unreasonably withheld. Each Party may be acknowledged on any publication or presentation by the other Party in accordance with generally accepted rules of authorship.

14.8 Publicity. Neither Party will make any public announcement concerning the existence of or the terms of this Agreement, without the prior written approval of the other Party with regard to the form, content and precise timing of such announcement, except such as may be required to be made by either Party in order to comply with applicable law, regulations, court order, or tax or securities filings. Such consent will not be unreasonably withheld or delayed by such other Party. Prior to any such public announcement, the Party wishing to make the announcement will submit a draft of the proposed announcement to the other Party not less than 72 hours in advance to enable the other Party to consider and comment thereon. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 14.8 is intended to prohibit either Party from republishing or restating information relating to this Agreement that has already been approved by the other Party for use in a prior press release or public announcement.

15. TERM AND TERMINATION

15.1 Term of the Agreement. The term of this Agreement (the “Term”) will commence on the Effective Date and, unless terminated earlier pursuant to this Section 15, will expire on a country-by-country basis upon the later of (a) the date of expiration of all royalty obligations in a given country in the Territory pursuant to subsection 9.3.2 of this Agreement, and (b) the date 15 years after the date of first commercial sale of a Product in such country under this Agreement.

15.2 Termination for Material Breach. In the event of a material breach of this Agreement by either Party, which is not cured within 60 days following receipt of written notice of the such breach from the non-breaching Party, the non-breaching Party will have the right to terminate this Agreement by written notification to the other Party, effective immediately upon receipt.

15.3 Termination for MAA Failure. If the POZEN MAA is not approved by [*                                                                                                            *], then Licensee may in its sole discretion terminate this Agreement upon written notice to POZEN.

15.4 Termination for MAA Withdrawal.

15.4.1 If, pursuant to subsection 4.2.2 of this Agreement, POZEN elects to Withdraw the POZEN MAA, then this Agreement will terminate 30 days after the effective date of such Withdrawal.

15.4.2 If, pursuant to subsection 4.2.2 of this Agreement, POZEN elects to Withdraw any MAA filed in any country of the Territory, then this Agreement will terminate with respect to such country 30 days after the effective date of such Withdrawal. In such case, the definition of “Territory” set forth in Section 1 of this Agreement will be deemed amended to exclude such country, and this Agreement, including all the rights and licenses granted by POZEN to Licensee under Section 8.1 of this Agreement will terminate immediately with respect to such country.

15.4.3 If, pursuant to subsection 4.2.2 of this Agreement, POZEN elects to Withdraw the POZEN MAA or any MAA filed in any country of the Territory, then [*                                                                                                                                                    *].

15.4.4 If, pursuant to Section 4.2 of the Supply Agreement, Nycomed terminates this Agreement prior to approval of the POZEN MAA, then [*                                                                                                                                                                             *] of such termination.

15.5 Termination for Bankruptcy. Either Party may immediately terminate this Agreement upon the occurrence of either of the following: (a) the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under any applicable national, federal, or state insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or (b) the filing by the other Party of a petition for relief under any applicable national, federal, or state insolvency or other similar law. All rights and licenses granted under or pursuant to this Agreement, including amendments hereto, by each Party to the other Party are, for all purposes of 11 U.S.C. Section 365(n), licenses of rights to intellectual property as defined in Title 11.

15.6 Termination of Supply Agreement. If the Supply Agreement is terminated by POZEN for a breach of such agreement by Licensee, under the terms and conditions set forth therein, then POZEN will have the right to terminate this Agreement by written notification to Licensee, effective immediately upon receipt.

16. CONSEQUENCES OF TERMINATION

16.1 General. No termination of this Agreement will relieve any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have under this Agreement or at law or in equity which accrued or are based upon any event occurring prior to such termination.

16.2 Termination Prior to Expiration by POZEN. If this Agreement is terminated pursuant to Sections 15.2, 15.3, 15.4.1, 15.5 or 15.6, then (i) the rights and licenses granted by POZEN to Licensee under Section 8.1 of this Agreement will terminate immediately; (ii) all rights in the Products, trademarks, and Marketing Approvals as are necessary or useful to make, use, offer to sell, sell, or import a Product, will revert or be assigned to POZEN, and Licensee will promptly take all actions and execute such documents as requested by POZEN to affect such transfer of Product rights to POZEN; (iii) Licensee will return all of POZEN’s Confidential Information within 60 days of such termination; (iv) Licensee will use reasonable efforts to transfer all remaining Product to POZEN within 90 days of such termination and POZEN will pay to Licensee an amount equivalent to the Supply Price of such Product, provided such Product has at least 24 months of shelf life at the time of receipt by POZEN; (v) if Licensee has a source other than POZEN for commercial supply of Product and POZEN does not have such a source, then subject to Licensee’s agreement with its manufacturer, Licensee will transfer or cause its manufacturer to transfer to POZEN or its designated manufacturer the complete manufacturing process and associated documentation, including analytical methods, master batch records, and any Know-How pertaining to the manufacturing process; (vi) if Licensee manufactures its own commercial supply of Product and POZEN does not have an independent source commercial supply of Product, then, in addition to the transfer of the manufacturing process described in the preceding clause (v), upon request of POZEN, Licensee will supply POZEN with POZEN’s requirements of Product [*                                                         *] for a period of up to 3 years until POZEN, using commercially reasonable efforts, has established an independent source of commercial supply of Product; (vii) Licensee will hand over (implying no transfer of rights in any Licensee Trademarks) and cause its Affiliates and agents to transfer to POZEN a full set of Product Promotional Materials; (viii) the rights granted by Licensee to POZEN under Section 8.3 of this Agreement will thereafter include all countries in the Territory; and (ix) POZEN will have the exclusive right to develop, make, have made, use, offer to sell, sell, and import a Product in the Territory alone or with or through a Third Party.

16.3 Licenses Upon Expiration. Upon expiration of this Agreement pursuant to Section 15.1 of this Agreement with respect to a country in the Territory, Licensee will have a non-exclusive, fully paid, perpetual, royalty-free right and license under the Licensed Technology to develop, make, have made, use, offer to sell, sell, and import Products in such country.

16.4 Survival. In the event of expiration or termination of this Agreement pursuant to Section 15 of this Agreement, the following sections will survive, together with the definitions of any defined terms used therein: Sections 6.3, 8.3, 9.4, 9.5, 9.6, 9.7, 10.3, 10.7, 11.3, 12, 13, 14, 16, 17 and 18. All other provisions, including all rights and obligations thereunder, will terminate and be of no further force and effect.

17. DISPUTE RESOLUTION

17.1 The Parties will try to settle their differences amicably between themselves. Subject to Section 2.4 of this Agreement, in the event of any controversy or claim arising out of or relating to any provision of this Agreement or the performance or alleged non-performance of a Party of its obligations under this Agreement (“Dispute”), a Party may notify the other Party in writing of such Dispute. If the Parties are unable to resolve the Dispute within 20 days of receipt of the written notice by the other Party, such dispute will be referred to the Chief Executive Officers of each of the Parties (or their respective designees) who will use their good faith efforts to resolve the Dispute within 15 days after it was referred to the Chief Executive Officers.

17.2 Subject to Section 16.1 of this Agreement, any Dispute that is not resolved as provided in the preceding Section 17.1, whether before or after termination of this Agreement, will be resolved by in the courts of law located in Raleigh, North Carolina, USA, and each Party hereby irrevocably submits to the jurisdiction and venue of each such court.

18. MISCELLANEOUS

18.1 Patents and Trademarks. Any dispute, controversy or claim between the Parties relating to the scope, validity, enforceability or infringement of any Patent licensed under this Agreement or of any trademark rights related to a Product will be submitted to a court of competent jurisdiction in the territory in which such Patent or trademark rights were granted or arose.

18.2 Further Assurances. At any time during the term of this Agreement, Licensee and POZEN each will, at the request of the other Party, use reasonable efforts to (a) deliver to the other Party such records, data or other documents consistent with the provisions of this Agreement, (b) execute, and deliver or cause to be delivered, all such assignments, consents, documents or further instruments of transfer or license, and (c) take or cause to be taken all such other actions, as a Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Agreement and the transactions contemplated hereby.

18.3 Assignment. Neither Party will assign its rights or obligations under this Agreement to any Third Party without the prior written consent of the other Party; except that either Party may assign such rights and obligations to the surviving entity pursuant to a merger, acquisition or consolidation, or to a Third Party acquiring all or substantially all assets of a Party. All permitted assignments by either Party of any of its rights under this Agreement will be subject to all of the terms and conditions of this Agreement. All successors, permitted assignees of either Party will be subject to, and will be bound by, all the terms and conditions of this Agreement. Any purported assignment not permitted under the terms of this Agreement will be null, void, and of no effect.

18.4 Independent Contractors. The Parties hereto are independent contractors. Nothing contained herein will constitute either Party the agent of the other Party for any purpose whatsoever, or constitute the Parties as partners or joint venturers. Employees of each Party remain employees of said Party and will be considered at no time agents of or owing a fiduciary duty to the other Party. Neither Party hereto will have any implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement or undertaking with any Third Party.

18.5 Waiver. The failure of either Party to enforce any provision of this Agreement at any time will not be construed as a present or future waiver of such or any other provision of this Agreement. The express waiver by either Party of any provision or requirement hereunder will not operate as a future waiver of such or any other provision or requirement and will be effective only if set forth in a written instrument signed by a duly authorized representative of the Party waiving such provision or requirement.

18.6 Amendment. The Parties hereto may amend, modify or alter any of the provisions of this Agreement, but such amendment, modification or alteration will be valid and binding on either Party only if made by a written instrument that explicitly refers to this Agreement and that is signed by a duly authorized representative of each Party.

18.7 Severability. In the event that any provision in this Agreement is held to be unlawful or invalid in any jurisdiction, the meaning of such provision will be construed to the greatest extent possible so as to render it enforceable. If no such construction can render such provision enforceable, it will be severed. The remainder of this Agreement will remain in full force and effect, and the Parties will negotiate in good faith a reasonable substitute provision that is valid and enforceable in such jurisdiction. If the Parties are unable to agree on a substitute provision, and if the unlawful or invalid provision was an essential element of this Agreement without which one of the Parties would not have entered into this Agreement, as evidenced by this Agreement as a whole, then such Party may terminate this Agreement by written notice to the other Party effective upon receipt.

18.8 Notice. All notices hereunder must be given in writing and will be deemed given if delivered personally or by facsimile transmission (receipt confirmed), mailed by registered or certified mail (return receipt requested) with postage prepaid, or sent by express courier service (FedEx or other reputable, internationally recognized courier service), to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice; provided that notices of a change of address will be effective only upon receipt thereof).

If to POZEN:	POZEN Inc.
1414 Raleigh Road
Suite 400
Chapel Hill, NC 27517
Attention: President
Telephone: (919) 913 1030
Facsimile: (919) 913 1039

With copies to:	Cooley Godward LLP
One Freedom Square
Reston Town Center
11951 Freedom Drive
Reston, VA 20190-5656
Attention: Matthias Alder
Facsimile: (703) 456-8100

If to Licensee:	Nycomed Danmark ApS
Langebjerg 1
DK-4000 Roskilde
Denmark
Attention: Managing Director Bent Kjærsgård
Facsimile: +4546756968

With copies to:	Nycomed Danmark ApS
Langebjerg 1
DK-4000 Roskilde
Denmark
Attention: General Counsel Theresa Comiskey Olsen
Facsimile: +4766763513

18.9 Force Majeure. Neither Party will be deemed to be in breach of this Agreement as a result of default, delay or failure to perform by such Party which is due to any cause beyond the reasonable control of such Party, including without limitation, fire, earthquake, acts of God, severe weather, acts of war, strikes, lockouts or other labor disputes, riots, civil disturbances, actions or inactions of governmental authorities (except actions in response to a breach of applicable laws by such Party), or epidemics. In the event of any such force majeure, the Party affected will promptly notify the other Party, will use commercially reasonable efforts to overcome such force majeure, and will keep the other Party informed with respect thereto. If such force majeure continues for a period of more than 180 days, the Party not subject to such force majeure may terminate this Agreement by written notice to the other Party.

18.10 Counterparts. This Agreement may be executed by the Parties in one or more identical counterparts, all of which together will constitute this Agreement. If this Agreement is executed in counterparts, no signatory hereto will be bound until both Parties have duly executed a counterpart of this Agreement.

18.11 Governing Law. This Agreement will be governed by, and construed an interpreted in accordance with, the laws of the State of North Carolina without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of North Carolina to the right and duties of the Parties.

18.12 Construction. Unless used in combination with the word “either,” the word “or” is used throughout this Agreement in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein will mean including, without limiting the generality of any description preceding such term. No rule of strict construction will be applied against either Party hereto. Unless expressly provided herein to the contrary, all time limits, notice periods, deadlines or the like described herein will be governed by the follow parameters: (i) for all time periods that are 5 days in length or less, such periods will be deemed to be business days, and (ii) for all time periods greater than 5 days in length will be deemed to be calendar days.

18.13 English Language. This Agreement has been written and executed in the English language. Any translation into any other language will not be an official version of this Agreement, and in the event of any conflict in interpretation between the English version and such translation, the English version will control.

18.14 Entire Agreement. This Agreement, including any Exhibits attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings and negotiations, whether oral or written, with respect to such subject matter, including, without limitation, the Confidential Disclosure Agreement between the Parties dated [*                                                      *]; provided, however, that no agreement between the Parties executed contemporaneously with this Agreement (including the Supply Agreement) will be so superseded by this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE FOLLOWS.]

The Parties have caused this Agreement to be executed as of the Effective Date by signature of their duly authorized representatives.

POZEN INC.

John R. Plachetka

President and Chief Executive Officer

NYCOMED DANMARK APS

Håkan Björklund

Chief Executive Officer, Nycomed Group

Bent Kjærsgård

Managing Director, Nycomed Danmark ApS

[SIGNATURE PAGE TO THE LICENSE AGREEMENT]

EXHIBIT A

[* 1 ENTIRE PAGE HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL

TREATMENT REQUEST*]

1

EXHIBIT B

ADDITIONAL MILESTONES UPON RECEIPT OF

MARKETING APPROVAL IN UK [*                                         *]

If the POZEN MAA receives approval in the United Kingdom on or before the [*                                                      *], then Licensee will make the following payments to POZEN in the amounts set forth below within 15 days of the occurrence of the following events:

MILESTONE EVENT	MILESTONE PAYMENT

(1) Approval of the POZEN MAA in the United Kingdom	[* *]

(2) Receipt of Marketing Approval for a Product in Norway pursuant to the MRP, unless such receipt (a) occurs [* *], and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(3) Receipt of Marketing Approval for a Product in Finland pursuant to the MRP, unless such receipt (a) occurs [* *], and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(4) Receipt of Marketing Approval for a Product in Denmark pursuant to the MRP, unless such receipt (a) [* *], and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(5) Receipt of Marketing Approval for a Product in Sweden pursuant to the MRP, unless such receipt (a) occurs [* *], and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

1

EXHIBIT C

ADDITIONAL MILESTONES UPON RECEIPT OF MARKETING APPROVAL IN UK

[*                     *] OTHER THAN FOR [*                     *]

If the POZEN MAA receives approval in the United Kingdom [*                     *] and such approval was not delayed in substantial part by one or more [*                     *] raised by the MCA, then Licensee will make the following payments to POZEN in the amounts set forth below within 15 days of the occurrence of the following events:

MILESTONE EVENT	MILESTONE PAYMENT

(1) Approval of the POZEN MAA in the United Kingdom	[* *]

(2) Receipt of Marketing Approval for a Product in Norway pursuant to the MRP, unless such receipt (a) occurs after the later of (i) [* *], and (ii) [* *] after the date of approval of the POZEN MAA in the United Kingdom; and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(3) Receipt of Marketing Approval for a Product in Finland pursuant to the MRP, unless such receipt (a) occurs after the later of (i) [* *], and (ii) [* *] after the date of approval of the POZEN MAA in the United Kingdom; and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(4) Receipt of Marketing Approval for a Product in Denmark pursuant to the MRP, unless such receipt (a) occurs after the later of (i) [* *], and (ii) [* *] after the date of approval of the POZEN MAA in the United Kingdom; and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(5) Receipt of Marketing Approval for a Product in Sweden pursuant to the MRP, unless such receipt (a) occurs after the later of (i) [* *], and (ii) [* *] after the date of approval of the POZEN MAA in the United Kingdom; and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

1

EXHIBIT D

ADDITIONAL MILESTONES UPON RECEIPT OF MARKETING APPROVAL IN UK

[*                     *] FOR [*                     *]

If the POZEN MAA receives approval in the United Kingdom [*                     *], and such approval was delayed in substantial part by one or more [*                     *] raised by the MCA, then Licensee will make the following payments to POZEN in the amounts set forth below within 15 days of the occurrence of the following events:

MILESTONE EVENT	MILESTONE PAYMENT

(1) Approval of the POZEN MAA in the United Kingdom	[* *]

(2) Receipt of Marketing Approval for a Product in Norway pursuant to the MRP, unless such receipt (a) occurs [* *], and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(3) Receipt of Marketing Approval for a Product in Finland pursuant to the MRP, unless such receipt (a) occurs [* *], and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(4) Receipt of Marketing Approval for a Product in Denmark pursuant to the MRP, unless such receipt (a) occurs [* *], and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

(5) Receipt of Marketing Approval for a Product in Sweden pursuant to the MRP, unless such receipt (a) occurs [* *], and (b) was delayed in substantial part by one or more [* *] raised by the regulatory authorities of such country	[* *]

1

EXHIBIT E

[*                                                                          *]

POZEN will [*                                         *] under the circumstances described in subsection 15.4.3 of this Agreement:

[*THE REMAINDER OF THIS PAGE HAS BEEN OMITTED PURSUANT TO A

CONFIDENTIAL TREATMENT REQUEST*]

1

EXHIBIT F

CALCULATION OF MINIMUM ROYALTY AMOUNTS

For each Product and each country in the Territory, the “Minimum Royalty Amount” is equal to the product obtained by multiplying (i) the number of Units of such Product included in the calculation of Net Sales for such Product in such country, and (ii) the amount set forth on the following table corresponding to such Product and such country:

PRODUCT	COUNTRY	PER UNIT MINIMUM
Initial Product	All countries of the Territory	[* *]

Notwithstanding the foregoing, during such time as (a) [*                                 *]; or (b) [*                                                                                       *]; then there will be no Minimum Royalty Amount with respect to sales of such Product in such country; provided, however, that the continuation of one or more of the preceding conditions with respect to such Product in such country will be reasonably demonstrated by Licensee and reviewed by POZEN.

For making the comparison described in subsection 9.3.1 of this Agreement, each Per Unit Minimum set forth in the preceding table will be converted into the currency in which Net Sales accrued in such country, according to the applicable exchange rate as published in The Wall Street Journal, Eastern Edition, on the last business day of the applicable calendar quarter.

1

EXHIBIT G

SUPPLY AGREEMENT

NOTE:                 CERTAIN PORTIONS OF THIS SUPPLY AGREEMENT AND ITS EXHIBITS, WHICH ARE IDENTIFIED BY THE SYMBOL “[*                             *]”, HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST.

POZEN INC. / NYCOMED DANMARK APS

SUPPLY AGREEMENT

ARTICLE 1	DEFINITIONS	1

ARTICLE 2	COORDINATORS	3

ARTICLE 3	SALE AND PURCHASE OF PRODUCT	3

ARTICLE 4	EQUIPMENT; ARTWORK	3

4.1	Specialized Equipment	4

4.2	Other Equipment	4

4.3	Artwork	5

ARTICLE 5	WARRANTIES; SPECIFICATIONS; QUALITY AGREEMENT	5

5.1	Warranties by POZEN	5

5.2	Disclaimer	6

5.3	Changes to Specifications	6

5.4	Quality Agreement	6

5.5	Warranty by Nycomed	7

ARTICLE 6	FORECASTS; ORDERS	7

6.1	Forecast Schedules	7

6.2	Forecast Variances	7

ARTICLE 7	PURCHASE OF PRODUCT; DELIVERIES	7

7.1	Purchase Orders	7

7.2	Purchase Quantities	8

7.3	Delivery Terms	8

7.4	Export Compliance	8

ARTICLE 8	PRICE; PRICE INCREASES; ADDITIONAL PAYMENTS	8

8.1	Price	8

8.2	Price Increases	8

8.3	Taxes	9

8.4	Method of Payment	9

ARTICLE 9	MANUFACTURING AUDITS; CORRESPONDENCE; COMPLAINTS; RECORDS; INSPECTIONS	9

9.1	Manufacturing Audits	9

9.2	Correspondence	10

9.3	Complaints	10

9.4	Documentation	10

9.5	Inspections	10

ARTICLE 10	RECALLS	11

ARTICLE 11	REGULATORY	11

ARTICLE 12	SECOND SOURCE	11

ARTICLE 13	TERM; TERMINATION	12

13.1	Term	12

13.2	Termination by Mutual Agreement	12

13.3	Termination for Default	12

13.4	Bankruptcy; Insolvency	13

13.5	Termination of Other Agreements	13

13.6	Expiration; Termination; Consequences	13

ARTICLE 14	CLAIMS	14

14.1	Claims	14

14.2	Disposition of Nonconforming Product	14

14.3	Product Holds/Rejects	14

ARTICLE 15	INDEMNIFICATION	15

15.1	Indemnification by Nycomed	15

15.2	Indemnification by POZEN	15

15.3	Indemnification Procedures	15

15.4	Limitation of Liability and Claims	16

15.5	Insurance	16

ARTICLE 16	CONFIDENTIALITY	16

16.1	Confidential Information	16

16.2	Treatment of Confidential Information	17

16.3	Access	17

16.4	Permitted Disclosures	17

16.5	Return of Confidential Information	17

16.6	Confidentiality of the Agreement Terms	17

ARTICLE 17	INTELLECTUAL PROPERTY	18

ARTICLE 18	FORCE MAJEURE	18

18.1	Effects of Force Majeure	18

18.2	Notice of Force Majeure Event	19

ARTICLE 19	LEGAL COMPLIANCE; AUTHORIZATION	19

19.1	Legal Compliance	19

19.2	Authorization	19

ARTICLE 20	DISPUTE RESOLUTION; VENUE	19

20.1	Exclusions	19

20.2	Dispute Resolution	19

20.3	Venue	20

ARTICLE 21	MISCELLANEOUS	20

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT is made effective as of this 30th day of June, 2003 (the “Effective Date”), by and between POZEN INC. (“POZEN”), a corporation organized under the laws of the State of Delaware and having a place of business at 1414 Raleigh Road, Suite 400, Chapel Hill, NC 27517 and NYCOMED DANMARK APS (“Nycomed”), a corporation organized under the laws of Denmark and having a place of business at Langebjerg 1, DK-4000 Roskilde, Denmark (each individually a “Party” and collectively the “Parties”).

RECITALS

A. The Parties have entered into that certain License Agreement dated as of the Effective Date (the “License Agreement”) regarding POZEN’s MT 100 drug product, under which agreement Nycomed receives certain rights to market and sell, itself or through its Affiliates, such product in finished dosage form for human use;

B. POZEN has entered into that certain Supply Agreement dated as of January 17, 2001 (the “DSM Supply Agreement”) with DSM Pharmaceuticals (“DSM”), formerly known as Catalytica Pharmaceuticals, Inc., under which DSM provides POZEN with certain manufacturing, packaging, analytical testing and quality assurance services for the manufacturing, labeling and packaging of MT100 for commercial sale; and

C. Nycomed desires for POZEN to obtain and sell such product to Nycomed, and POZEN desires to obtain and sell such product to Nycomed, all on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

1.1 “Affiliate” shall mean a corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with a Party. For purposes of this definition only, “control” and, with corresponding meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a legal entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a legal entity; provided, however, that if local law restricts foreign ownership, control shall be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1

1.2 “Batch” shall mean [*                         *] Units of Product, or such other number of Units of Product as may be agreed upon by the Parties and DSM.

1.3 “Confidential Information” shall have the meaning set forth in Section 16.1.

1.4 “Contract Year” shall mean the period of twelve (12) successive calendar months commencing on the first day of the month of the first Delivery Date, and each successive twelve (12) month period thereafter. Nycomed shall confirm in writing to POZEN the commencement of the first Contract Year promptly after the occurrence thereof.

1.5 “Delivery Date” shall mean a date for which delivery of Product is stated in a purchase order submitted by Nycomed to POZEN hereunder.

1.6 “FD&C Act” shall mean the United States Federal Food, Drug and Cosmetic Act, as amended.

1.7 “FDA” shall mean the United States Food and Drug Administration, or any successor entity.

1.8 “License Agreement” shall mean that certain License Agreement between POZEN and Nycomed dated as of the Effective Date.

1.9 “MAA” shall mean a Marketing Authorization Application submitted to the appropriate regulatory body in a European country (including Norway) for the purposes of obtaining approval for the marketing of a prescription pharmaceutical product in such country.

1.10 “POZEN MAA” shall mean MAA [*                        *] submitted to the United Kingdom Medicines Control Agency on October 8, 2002, or [*                                        *], to obtain approval for the marketing of the Product in the United Kingdom.

1.11 “Product” shall mean an oral formulation of POZEN’s MT 100 drug product containing [*            *] naproxen sodium and [*            *] metoclopramide hydrochloride in tablet form, conforming to the Specifications.

1.12 “Product Approval” shall mean approval of an MAA for the Product in a country of the Territory.

1.13 “Product Price” shall mean the [*                                                                          *]. The initial Product Price for each Unit of Product is set forth in Exhibit 1 attached hereto and made a part hereof, as such exhibit may be amended from time to time during the Term in accordance with the terms of this Agreement.

1.14 “Quality Agreement” shall have the meaning set forth in Section 5.4.

1.15 “Specifications” shall mean the specifications for the Product attached hereto as Exhibit 2 and made a part hereof, as determined in accordance with the analytical methodology set forth therein, as such specifications may be amended from time to time by mutual agreement

2

of the Parties, including without limitation such amendments as may be required to obtain Product Approval.

1.16 “Term” shall have the meaning set forth in Section 13.1 hereof.

1.17 “Territory” shall mean Denmark, Finland, Norway, and Sweden.

1.18 “Third Party” shall mean any individual or entity other than Nycomed, POZEN and their respective Affiliates.

1.19 “Unit” shall mean a single tablet of Product.

ARTICLE 2

COORDINATORS

Within ten (10) days after the date hereof, Nycomed and POZEN shall each appoint an authorized representative and a backup representative for the exchange of all communications, other than legal notices, related to the manufacturing of the Product. Each Party shall provide notice to the other Party as to the name and title of the individuals so appointed. Each Party may replace its representatives at any time for any reason by providing written notice to the other Party in accordance with Section 21.9 hereof.

ARTICLE 3

SALE AND PURCHASE OF PRODUCT

During each Contract Year throughout the Term, and subject to the provisions herein, POZEN agrees to sell to Nycomed and Nycomed agrees to purchase from POZEN, Nycomed’s and its Affiliates’ [*                                         *] for sale in the Territory. Notwithstanding the provision above, Nycomed will be entitled during the Term to [*                                                                                  *]; provided, however, that, except as expressly provided in this Agreement, Nycomed will have [*                                                                                           *]. However, notwithstanding anything to the contrary in this provision, during the [*                                 *] immediately preceding the [*                                                  *], Nycomed shall have the right to [*                                                                              *].

Nycomed understands and agrees that, [*                                                                                           *] under this Agreement [*                                             *], either (a) [*                                                  *], or (b) [*                                                  *]. [*                                                                          *] under this Agreement [*                                                                  *].

ARTICLE 4

EQUIPMENT; ARTWORK

4.1 Specialized Equipment.

3

(a) Acquisition. [*        *] shall [*        *] for all [*        *] and [*        *] associated with the [*                *] and [*        *] by [*        *] of any [*                *] or [*        *] that is required by [*        *] for the sole purpose of [*                    *] for sale in the Territory and the [*                *] of which is approved in writing by [*        *] prior to [*                    *] (collectively, the “Specialized Equipment”) within [*                                *] therefor. Prior to requesting [*                *] of the [*                *] of Specialized Equipment, POZEN [*                                                                                                                                                                                                                                           *]. Any [*                *] related to [*                *] shall be handled in a similar manner as outlined in this Section 4.1.

(b) Maintenance. [*                                 *] shall be responsible for the [*                *] and the [*        *] of [*                *] and [*                *] of the Specialized Equipment during the Term. [*                                         *] shall be responsible for [*                                      *] of the Specialized Equipment (including, by way of example, any [*                                    *] shall notify [*                *] prior to the [*                *] of any such [*                        *], and [*                *] shall [*                        *] for any such [*                *] or [*                                        *] has authorized to be [*                *].

(c) Transfer. Upon any expiration or termination of this Agreement [*                                                                                  *], at Nycomed’s option: (i) the Parties shall promptly agree on a procedure whereby Nycomed shall obtain possession of the Specialized Equipment with [*                                                                                               *], or (ii) with POZEN’s approval, [*                                                          *] of such Specialized Equipment.

4.2 Other Equipment.

(a) Notice. As between the Parties, POZEN will be responsible for coordinating the acquisition and maintenance by DSM of any equipment that is required for obtaining or maintaining approval of the POZEN MAA in the United Kingdom and that is acquired after the Effective Date. POZEN will give Nycomed [*                                                                                                   *] written notice in the event that DSM and POZEN agree that such acquisition or maintenance is required (each such notice, an “Equipment Notice”). POZEN will set forth in each Equipment Notice a description of [*                                                                                                       *].

(b) Consent by [*                *]. Upon [*                *] written consent, not to be unreasonably withheld [*                                         *], [*                *] will be responsible for the [*                                                                      *]; provided, however, that [*                                                                                                   *], as defined below. For the purposes of this Section 4.2 only, [*                                 *] means a [*                                                                                               *].

(c) Disputes. If [*                *] does not give its consent pursuant to the foregoing Section 4.2(b) to [*                                                                                               *], then the Parties

4

will meet to discuss the issue. If the Parties are not able to agree upon a resolution of such issue, including an inability to reach agreement by the designated officers pursuant to Section 20.2 despite good faith efforts by the Parties, then [*                                                                           *]. If [*                                                                                               *]. If [*                                                                                   *].

4.3 Artwork. At least [*                                              *] prior to (a) the first Delivery Date or (b) any modification to the artwork for the Product, as applicable, and from time to time thereafter with respect to the Product, as needed, Nycomed shall provide [*                                                          *] to POZEN, in a format acceptable to both Parties and in a timely manner, digital artwork for all packaging components to be used in the manufacture of the Product, which artwork shall meet the applicable Specifications [*                                                                                                           *].

ARTICLE 5

WARRANTIES; SPECIFICATIONS; QUALITY AGREEMENT

5.1 Warranties by POZEN. POZEN warrants to Nycomed that Product, on delivery, (a) shall conform to the Specifications, as then in effect; (b) shall have been manufactured in accordance with (i) [*                                                                              *], and (ii) the [*                                                                          *]; and (c) shall not be adulterated or misbranded within the meaning of the FD&C Act, or an article that may not be introduced into interstate commerce under the provisions of Sections 404 or 505 of the FD&C Act.

5.2 Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 5.1 ABOVE OR IN THE LICENSE AGREEMENT, POZEN MAKES NO WARRANTY THAT THE PRODUCT (i) [*                                                                  *], (ii) [*                                         *], OR (iii) [*                                                                  *]; NOR DOES POZEN MAKE ANY OTHER WARRANTIES WITH RESPECT TO THE PRODUCT, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT OR IN THE LICENSE AGREEMENT.

5.3 Changes to Specifications. In the event Nycomed desires to change the Specifications or the manufacturing process for Product (including without limitation to achieve compliance with regulatory requirements from authorities in the Territory), Nycomed shall promptly advise POZEN in writing of such desired changes, and [*                                                              *] such changes. POZEN shall promptly advise Nycomed as to any [*                                                                                                                       *]. Prior to implementation of such changes, POZEN shall inform Nycomed of (a) [*                                         *], and (b) [*                                     *]. If the Parties are not able to agree upon [*                                 *] due to a change in Specifications, including an inability to reach agreement by the designated officers pursuant to Section 20.2 despite good faith efforts by the Parties, then POZEN shall [*                                                                  *]. If [*

5

                                                                         *]. If [*                                                                                           *]. If, during the Term, Nycomed amends or is required by law to amend the Specifications so as to render certain materials or components for the Product obsolete, [*                                                                                                                                                        *] as the result of the obsolescence of any Product-specific inventory of materials, packaging components, or Product reasonably [*                                 *] to satisfy existing purchase orders or forecasted requirements, to the extent that the relevant items are not sold to Third Parties or are not used in [*                                                                              *].

5.4 Quality Agreement. Within three (3) months following the Effective Date, the Parties will enter into an agreement describing the quality assurance obligations and responsibilities of the Parties with respect to the manufacture and supply of Product under this Agreement (the “Quality Agreement”). Under the Quality Agreement, Nycomed will undertake, at a minimum, the [*                                                                                                                    *]. Notwithstanding anything to the contrary in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the Quality Agreement, this Agreement shall govern and control.

5.5 Warranty by Nycomed. Subject to Section 5.1, Nycomed hereby represents and warrants to POZEN that it will comply fully with all export administration and control laws and regulations as may be applicable to the export, resale or other disposition of any Product purchased by Nycomed hereunder.

ARTICLE 6

FORECASTS; ORDERS

6.1 Forecast Schedules.

(a) Long-Term Forecast Schedule. [*                             *] prior to estimated Product Approval, Nycomed shall deliver to POZEN a forecast of Nycomed’s Unit requirements for Product for each calendar year during the Term. Such forecast shall thereafter be updated as required by Nycomed, but at least [*                                 *] during the Term.

(b) Detailed Forecast Schedule. At least [*                             *] prior to the first anticipated Delivery Date, Nycomed shall deliver to POZEN a detailed forecast of Nycomed’s Unit requirements for Product for each month during the first Contract Year. Such detailed forecast shall thereafter be updated [*                                              *], so that [*                                                  *], POZEN shall have been provided with a rolling detailed forecast for each [*                                                                                                       *] after the date on which such forecast is submitted. The forecast for the first [*                                                  *] contained in each such detailed forecast shall be firm and binding on Nycomed and POZEN. Subsequent purchase orders shall be accepted by POZEN provided that the forecast for each of the [*                                              *] has varied from the relevant forecast submitted in the previous [*                                         *] pursuant to this subsection 6.1(b) by no more than [*                                         *]. Notwithstanding the preceding sentence, POZEN shall accept purchase orders for a quantity of Product during the [*                                                  *] of the first

6

Contract Year which vary from the applicable and otherwise binding forecast by up to [*                                                                  *].

6.2 Forecast Variances. In addition to the obligation to supply Nycomed within the [*                                                          *] set forth in Section [*                                                                                                                                            *].

ARTICLE 7

PURCHASE OF PRODUCT; DELIVERIES

7.1 Purchase Orders. Except to the extent the Parties may otherwise agree with respect to a particular shipment, Product shall be ordered by Nycomed pursuant to written purchase orders, which shall be sent to POZEN with [*                                                                                           *] prior to the Delivery Dates specified in such purchase orders. Upon receipt of each purchase order by POZEN hereunder, POZEN shall [*                                                                                                                                                                                              *].

7.2 Purchase Quantities. Nycomed shall order Product hereunder in Batch sizes or whole multiples thereof. Each purchase order submitted by Nycomed hereunder shall specify the quantity of Units of Product being ordered. Notwithstanding anything in this Agreement to the contrary, [*                                                                                                                                                                    *]; provided, however, Nycomed shall only be [*                                                                                               *]; and provided, further, that POZEN shall [*                                                                                               *].

7.3 Delivery Terms. The terms of delivery for the Product shall be [*                                                                      *]. Title and risk of loss and/or damage to Product shall pass to Nycomed upon delivery of such Product [*                                                                               *].

7.4 Export Compliance. [*                                                                                                                                                *]. Nycomed represents and warrants that it shall comply with all import and export laws and regulations applicable to its purchase of Product hereunder.

ARTICLE 8

PRICE; PRICE INCREASES; ADDITIONAL PAYMENTS

8.1 Price. For all Product delivered to Nycomed pursuant to this Agreement, Nycomed shall pay to POZEN: (a) [*                                                                                                                       *], and (b) [*                                                                               *], in each case subject to adjustment as set forth in Sections 5.3 and 8.2 hereof.

8.2 Price Increases.

(a) Nycomed understands and agrees that, [*                                         *]: (i) the [*                                                                              *], (ii)

7

[*                                                                                                                                                                                                                  *], and (iii) [*                                                                                                                                                *]. POZEN hereby represents and warrants that, as of the Effective Date, [*                                                                              *]. POZEN shall inform Nycomed if POZEN [*                                                      *].

(b) Notwithstanding the prices set forth in Section 8.1 above, the [*                                                                                                                   *] pursuant to this Agreement [*                                                                                  *] upon the later of: (i) [*                                                                      *], and (ii) [*                                                                                  *].

8.3 Taxes. The Product Price set forth in Exhibit 1 does not include [*                                                                                                                   *]. POZEN shall add the amount of such taxes, if any, to the purchase price of Product in effect at the time of shipment thereof and include such amount in the invoices submitted to Nycomed by POZEN hereunder. Nycomed shall pay the amount of such taxes to POZEN in accordance with the payment provisions of this Agreement.

8.4 Method of Payment. At the time of each shipment of Product hereunder, POZEN shall invoice Nycomed, and Nycomed shall pay for such Product [*                                                                                                               *] of receipt of each such invoice. All payments due hereunder to POZEN shall be sent to POZEN at the times set forth herein by wire transfer of funds to such account of POZEN as POZEN may designate to Nycomed in writing from time to time in accordance with Section 21.9 hereof. Nycomed shall notify such person as POZEN may designate to Nycomed from time to time in accordance with Section 21.9 hereof as to the making of all payments hereunder. All amounts not paid when due shall bear interest from the due date at the rate of [*                                                                                  *] per month (or such other percentage, if lower, as shall not exceed the maximum rate permitted by law). In addition to any other rights POZEN may have, if any undisputed amount remains outstanding for more than [*                                                                                                                           *].

ARTICLE 9

MANUFACTURING AUDITS; CORRESPONDENCE;

COMPLAINTS; RECORDS; INSPECTIONS

9.1 Manufacturing Audits.

(a) Scheduled Audit. Upon request by Nycomed, POZEN will [*                                                                                                                                                                                         *].

(b) Triggered Audits. Nycomed shall be entitled to request that [*                                                                                       *] in the event of: (i) [*                                                                      *], (ii) [*                                                          *], or (iii) [*                         *]. In the event of such a request, POZEN will use commercially reasonable efforts to [*

8

                                                                                              *]. As promptly as practicable following [*                                                                               *]. Nycomed shall [*                                                                      *].

9.2 Correspondence. Each Party shall promptly notify the other Party of, and shall provide such other Party with copies of, any correspondence and other documentation received or prepared by the notifying Party in connection with any of the following events: (a) [*                                                                                                                       *]; (b) [*                                                                                               *]; and (c) [*                                                                                           *]. Furthermore, Nycomed shall promptly provide POZEN with a copy of any [*                                                                          *]. POZEN will use commercially reasonable efforts to [*                                                                                                           *].

9.3 Complaints. Nycomed and POZEN shall each maintain complaint files with respect to the Product in accordance with cGMPs. Each Party shall provide the other Party with copies of all complaints received by it [*                                                                                                       *] with respect to the Product within the time periods specified in the Quality Agreement, as well as copies of any responses to complaints relating to the manufacture of the Product. As between the Parties, [*                                                                              *], including, but not limited to, complaints relating to the manufacture of the Product as well as adverse drug events (ADE) reports. As between the Parties, [*                                                              *], including, but not limited to, complaints relating to the manufacture of the Product as well as adverse drug events (ADE) reports. POZEN will use commercially reasonable efforts to [*                                                                                                                                                *].

9.4 Documentation. POZEN shall furnish to Nycomed with each invoice for Product ordered by Nycomed hereunder a copy of DSM’s certificate of analysis reflecting that such Product meets the Specifications, [*                                                                                                                            *].

9.5 Inspections. Should POZEN receive notice from [*                                                                                                       *]. In the event POZEN receives notice from [*                                                                          *], including, but not limited to, [*                                                                                                       *].

ARTICLE 10

RECALLS

POZEN and Nycomed each shall notify the other promptly if any shipment of Product is alleged or proven to be the subject of a recall, market withdrawal or correction, and the Parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction; provided, however, in the event of a disagreement as to any matters related to such recall, market withdrawal or correction, [*                                                                                                                                        *] as set forth in the immediately following sentence, [*                                                                                                   *]. [*                                                  *]

9

shall [*                                         *] of all recalls, market withdrawals or corrections of Product within the Territory except to the extent such recall, market withdrawal or correction shall have been the result of [*                                                                                                                                    *] of administering such recall, market withdrawal or correction and substantiation; provided, however, in no event shall [*                                                                                               *] under this Article 10 [*                                                                                                                           *] of administering such recall, market withdrawal or correction and substantiation (if applicable) for the Product subject to such recall, including but not limited to, [*                                                  *]. Nycomed shall maintain records of all sales of Product and customers sufficient to adequately administer a recall, market withdrawal or correction for a period of [*                                                          *] after termination or expiration of this Agreement. Nycomed, with the reasonable cooperation of POZEN, shall in all events be responsible for conducting any recalls, market withdrawals or corrections with respect to the Product within the Territory.

ARTICLE 11

REGULATORY

The responsibilities of the Parties with respect to maintaining the Product Approvals are set forth in the License Agreement.

ARTICLE 12

SECOND SOURCE

Nycomed shall, reasonably in advance of any anticipated termination or expiration of this Agreement, establish an independent source of supply or engage a third party supplier to provide commercial quantities of Product commencing upon the effective date of such termination or expiration. Upon request by Nycomed, POZEN shall (a) [*                                                      *], (b) [*                                         *], (c) [*                                                  *], and (d) [*                                                                               *]. Reasonably in advance of entering into any commitment for such independent source, Nycomed will [*                                                                                                                      *].

ARTICLE 13

TERM; TERMINATION

13.1 Term. Unless sooner terminated pursuant to the terms hereof, the term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until [*                                                                                                               *]. POZEN shall provide Nycomed with prompt written notice of [*                                                                                                                                    *].

13.2 Termination by Mutual Agreement. This Agreement may be terminated at any time upon mutual written agreement between the Parties.

10

13.3 Termination for Default. This Agreement may be terminated by either Party in the event of the material breach or default by the other Party of the terms and conditions hereof; provided, however, the other Party shall first give to the defaulting Party written notice of the proposed termination or cancellation of this Agreement, specifying the grounds therefor. Upon receipt of such notice, the defaulting Party shall have [*                                                  *] to respond by curing such default (or [*                                              *] with respect to a failure by Nycomed to pay any amounts hereunder when due) or by delivering to the other Party a certificate that such breach is not capable of being cured within such [*                         *] and that the breaching Party is working diligently to cure such breach, but in no event shall the time period for curing such breach exceed an additional [*                                     *], unless otherwise mutually agreed by the Parties. If the breaching Party does not so respond or fails to work diligently and to cure such breach within the additional time set forth above, then the other Party may either suspend the Agreement indefinitely or terminate the Agreement. Notwithstanding the foregoing, if Nycomed [*                                                                  *] then Nycomed shall [*                                                                                           *] if POZEN [*                                                                               *] (i) [*                                                                                  *] or (ii) [*                                              *]; provided, however, that Nycomed will [*                                                              *] (a) Nycomed is [*                                                                              *], or (b) such [*                                                          *], or (c) such [*                                                                       *] . Termination of this Agreement pursuant to this Section 13.3 shall not affect any other rights or remedies which may be available to the nondefaulting Party.

13.4 Bankruptcy; Insolvency. Either Party may immediately terminate this Agreement upon the occurrence of either of the following:

(a) The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the other Party in an involuntary case under any applicable national, federal, or state insolvency or other similar law and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

(b) The filing by the other Party of a petition for relief under any applicable national, federal, or state insolvency or other similar law.

13.5 Termination of Other Agreements. This Agreement shall terminate automatically upon any expiration or termination of the License Agreement or DSM Supply Agreement.

13.6 Expiration; Termination; Consequences.

(a) Upon expiration or termination of this Agreement, whichever is sooner, [*                                     *], POZEN shall use commercially reasonable efforts to [*                                     *], and Nycomed shall purchase in accordance with the provisions hereof, any and all amounts of Product ordered by Nycomed hereunder prior to the date on which such notice is given.

11

(b) Upon termination of this Agreement due to the expiration or termination of the DSM Supply Agreement, Nycomed shall reimburse POZEN for [*                                                                                                                                                    *] any amounts payable by POZEN to DSM due to obligations under the DSM Supply Agreement for: (i) [*                                         *], (ii) [*                                 *], (iii) [*                                                                       *], and (iv) other reasonable commitments. All costs listed under the foregoing (i) through (iv) are payable only to the extent that they are reasonably made [*                                                                                                                   *].

(c) Upon any expiration or termination of this Agreement, other than termination by Nycomed pursuant to Section 13.3 or 13.4 hereof or termination due to the expiration or termination of the Supply Agreement, Nycomed shall reimburse POZEN for any amounts paid by POZEN to DSM under the Supply Agreement for: (i) [*                                                                                                                                            *], (ii) [*                                                                                                       *], (iii) [*                                                                                                       *], (iv) all other reasonable commitments that cannot be cancelled and that were made [*                                                                                                       *], and (v) any and all [*                                                                              *].

(d) Upon any expiration or termination of this Agreement, the obligations set forth in the following provisions of this Agreement shall survive, together with any definitions used or Exhibits referenced therein: Sections 4.3, 5.1, 5.2, and 13.6, and Articles 12, 15, 16, 20 and 21.

ARTICLE 14

CLAIMS

14.1 Claims. In the event that any of the Product delivered to Nycomed’s designated carrier by POZEN shall fail to conform with any warranty set forth herein relating to quality and/or the Specifications, Nycomed may reject such Product by giving written notice to both POZEN and DSM within the earlier to occur of (i) [*                                     *] of delivery of such Product to Nycomed [*                             *], or (ii) [*                                     *] after receipt of such Product at Nycomed’s designated facility; any Product not rejected in accordance with the foregoing shall be deemed accepted by Nycomed and conforming, provided that appropriate certification documentation is included with shipment. Any notice given hereunder shall specify the manner in which the Product fails to meet such warranty or the Specifications. If it is determined by agreement of the Parties (or in the absence of agreement of the Parties by a mutually acceptable independent laboratory or consultant whose fees shall be paid by the non-prevailing Party) that the nonconformity is due to damage to the Product (i) caused by Nycomed or its agents or (ii) which occurs subsequent to delivery of such Product to [*                                                                                  *], POZEN shall have no liability to Nycomed with respect thereto. If the nonconformity in rejected Product is not caused by Nycomed and occurs prior to the delivery to Nycomed or is otherwise caused by negligent acts or omissions or willful misconduct (including, without limitation, failure to verify that materials supplied by a third party supplier conform to the specifications for such materials) by DSM, POZEN, or their respective Affiliates, then POZEN shall credit Nycomed’s account for the price invoiced for such nonconforming Product.

12

If payment therefor has previously been made by Nycomed, POZEN shall, at Nycomed’s sole option, (x) pay Nycomed the amount of such credit, (y) offset the amount thereof against other amounts then due POZEN hereunder or (z) use commercially reasonable efforts to cause DSM to replace such nonconforming Product with conforming Product at no additional cost to Nycomed. Except as set forth in Section 15.2, the foregoing remedy constitutes the exclusive remedy against POZEN, and the entire liability of POZEN, in connection with any rejected Product.

14.2 Disposition of Nonconforming Product. In any case where Nycomed expects to make a claim against POZEN with respect to damaged or otherwise nonconforming Product, Nycomed shall not dispose of such Product without written authorization and instructions of POZEN either to dispose of the Product or to return the Product to POZEN. If the Product is returned to POZEN, all risk of loss and/or damage to such Product shall pass to POZEN upon delivery of the Product to POZEN’s designated carrier at Nycomed’s designated facility.

14.3 Product Holds/Rejects. POZEN shall notify Nycomed promptly of Product holds and/or rejects that have, or are expected to have, an impact on the manufacturing process for Product and that shall require, or are expected to require, Nycomed approval prior to resolution.

ARTICLE 15

INDEMNIFICATION

15.1 Indemnification by Nycomed. Nycomed shall indemnify, defend and hold POZEN, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) to the extent arising out of or connected with (a) [*                                                             *]; (b) [*                                                          *]; or (c) [*                                     *].

15.2 Indemnification by POZEN. Except as otherwise provided in Section 15.1 above, POZEN shall indemnify, defend and hold Nycomed, its Affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any damages, judgments, claims, suits, actions, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) to the extent arising out of or connected with: (a) [*                                                                              *]; (b) [*                                                  *]; (c) [*                                                              *]; or (d) [*                                                                                                                           *].

15.3 Indemnification Procedures. A Party (the “Indemnitee”) which intends to claim indemnification under this Article 15 shall promptly notify the other Party (the “Indemnitor”) in writing of any action, claim or other matter in respect of which the Indemnitee or any of its Affiliates, or any of their respective directors, officers, employees or agents intend to claim such indemnification; provided, however, the failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder

13

except to the extent the Indemnitor is prejudiced by such failure. The Indemnitee, its Affiliates, and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation, negotiation, compromise, settlement and defense of any action, claim or other matter covered by this indemnification. The Indemnitor shall be in charge of and control of any such investigation, negotiation, compromise, settlement and defense and shall have the right to select counsel with respect thereto, provided that the Indemnitor shall promptly notify the Indemnitee of all developments in the matter. In no event shall the Indemnitor or Indemnitee compromise or settle any such matter without the prior written consent of the other Party, which shall not be bound by any such compromise or settlement absent its prior consent, which shall not be unreasonably withheld or delayed. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense.

15.4 Limitation of Liability and Claims. In no event shall either Party be liable to the other Party for incidental, special, consequential or punitive damages, including, but not limited to, any claim for damages based upon lost profits. In addition, in no event shall the collective, aggregate liability of POZEN and its Affiliates and its and their respective directors, officers, employees and agents under this Agreement exceed [*                                                                              *]per annum.

15.5 Insurance. Upon request, Nycomed and POZEN shall provide each other with documentation evidencing the maintenance of product liability and/or general liability insurance coverage in an appropriate amount, but in any event not less than [*                             *] insurance coverage by POZEN and not less than [*                                                                              *] insurance coverage by Nycomed.

ARTICLE 16

CONFIDENTIALITY

16.1 Confidential Information. Any information or materials communicated by one Party to the other Party pursuant to this Agreement shall be deemed “Confidential Information” of the disclosing Party, if such information: (a) is marked “confidential” or with a similar legend, (b) if disclosed orally or visually, is identified as being confidential at the time of such oral or visual disclosure and is thereafter reduced to writing, marked “confidential” or with a similar legend, and sent to the other Party within 30 days of such oral or visual disclosure, or (c) would, due to the nature thereof or the circumstances surrounding disclosure, appear to a reasonable person to be confidential or proprietary. Notwithstanding the preceding sentence, “Confidential Information” shall not be deemed to include information that the receiving Party can demonstrate, by competent written proof:

(a) At the time of disclosure is published or is publicly known or otherwise in the public domain, other than through any act or omission by the receiving Party;

(b) Was already known to the receiving Party, other than under an obligation of confidentiality or non-use, prior to the time of disclosure;

14

(c) Is disclosed to the receiving Party in good faith, without an obligation of confidentiality, by a Third Party not under any obligation of confidence with respect to such information; or

(d) Is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information.

16.2 Treatment of Confidential Information. The Parties agree that during the Term and for 7 years after its expiration or termination for any reason whatsoever, a Party receiving Confidential Information of the other Party shall: (a) treat any such Confidential Information disclosed to it by the other Party as strictly confidential; (b) except as necessary in the performance of this Agreement, not disclose such Confidential Information to Third Parties without the prior written consent of the other Party, other than to its Affiliates, licensees, collaborators or any consultants, provided that such disclosure be under confidentiality agreements with provisions comparable to those contained in this Agreement; (c) not use such Confidential Information for purposes other than those authorized expressly herein; and (d) use reasonable efforts to prevent inadvertent disclosure of such Confidential Information.

16.3 Access. Access to Confidential Information shall be limited to those employees of the Party receiving such information or of such Party’s Affiliates who reasonably require such information in order to carry out activities authorized pursuant to this Agreement. Such employees shall be advised of the confidential nature of the Confidential Information and the related confidentiality undertaking.

16.4 Permitted Disclosures. Notwithstanding any other provision in this Agreement, a receiving Party may disclose Confidential Information of the disclosing Party to the extent such disclosure is required by law or court order, provided that the receiving Party gives the disclosing Party prompt written notice of the requirement to disclose and reasonably cooperates with the disclosing Party to seek a protective order or other restrictions on the disclosure of such Confidential Information of the disclosing Party. Any such required disclosure will be limited only to that Confidential Information that is required to be disclosed and such disclosed Confidential Information shall remain Confidential Information hereunder despite the required disclosure. Furthermore, Nycomed or its Affiliates may disclose Confidential Information of POZEN to government or other regulatory authorities to the extent that such disclosure is legally necessary to obtain authorizations to conduct clinical trials with and to commercialize the Product. Upon POZEN’s request (made no more frequently than once each calendar year), Nycomed shall, as promptly as reasonably practicable, advise POZEN of the Confidential Information of POZEN provided by Nycomed to such government or other regulatory authorities since POZEN’s last such request, and the identities of the particular authorities to which Nycomed or its Affiliates have provided such Confidential Information.

16.5 Return of Confidential Information. Upon termination or expiration of this Agreement, each Party hereto and its Affiliates shall return all Confidential Information of the other Party in their possession to the other Party; provided, however, that each Party may retain: (a) a single archival copy of the Confidential Information of the other Party solely for the purpose of determining the extent of disclosure of Confidential Information hereunder and assuring compliance with the surviving provisions of this Agreement; (b) any portion of the

15

Confidential Information of the other Party which is contained in laboratory notebooks; and (c) any portion of the Confidential Information of the other Party which a Party is required by mandatory applicable law to retain.

16.6 Confidentiality of the Agreement Terms. Neither Party shall disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party; provided, however, that either Party may disclose the terms of this Agreement to actual or prospective investors and corporate partners, to a Party’s accountants, attorneys and other professional advisors, and as required by applicable laws and regulations of the U.S. Securities and Exchange Commission and any stock exchange on which a Party’s stock is traded.

ARTICLE 17

INTELLECTUAL PROPERTY

Nycomed acknowledges [*                                                                                                                                                                                                      *] (collectively “Reserved Property”). Nycomed understands and agrees that all right, title and interest in and to the Reserved Property will be owned by [*                                                             *]. Nycomed understands and agrees that any Reserved Property that has been developed or discovered by [*                                                         *] as described in Article [*                                                               *]. Nycomed and POZEN agree that the Product or improvements thereto which are used, improved, modified or developed by POZEN prior to or during the Term and any data directly and specifically relating to the Product generated during the performance of this Agreement are the sole and exclusive property of POZEN and will be transferred to Nycomed under the terms and conditions set forth in Article 12 above. In no event will the provisions of this Article 17 be construed to limit the rights and licenses granted by POZEN to Nycomed pursuant to the License Agreement.

ARTICLE 18

FORCE MAJEURE

18.1 Effects of Force Majeure. Neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement in case such failure or delay is due to any condition beyond the reasonable control of the affected Party including, without limitation, Acts of God, strikes or other labor disputes, war, riot, earthquake, fire, civil disorder, explosion, accident, flood, sabotage, lack of or inability to obtain adequate fuel, power, materials, labor, containers, transportation, supplies or equipment, compliance with governmental requests, laws, rules, regulations, orders or actions, national defense requirements, or supplier strike, lockout or injunction (a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues, except that Nycomed shall have the right to (i) terminate the Agreement without further obligation in the event that POZEN is not able to supply Nycomed with Product for a continuous period of six (6) months and (ii) seek an alternate supplier of the Product during the continuation of, and only during the continuation of, such a Force Majeure Event unless Nycomed can only secure an alternate supplier for a time period in excess of the Force Majeure Event period, in which case Nycomed shall resume its exclusive

16

supply relationship with POZEN at the end of such period and extend the Term by a maximum of six (6) months. A breakage or failure of machinery not arising as a result of DSM’s failure to properly maintain such equipment in accordance with this Agreement shall also be considered a Force Majeure Event; however, in such case, the six (6) month period heretofore applied in this Section 18.1 shall be sixty (60) days. If no such termination by Nycomed occurs, upon cessation of such Force Majeure Event, the Parties shall promptly resume performance hereunder.

18.2 Notice of Force Majeure Event. In the event either Party is delayed or rendered unable to perform due to a Force Majeure Event, the affected Party shall give notice of the same and its expected duration to the other Party promptly after the occurrence of the cause relied upon, and upon the giving of such notice the obligations of the Party giving the notice shall be suspended during the continuance of the Force Majeure Event; provided, however, such Party shall take commercially reasonable steps to remedy the Force Majeure Event with all reasonable dispatch. The requirement that Force Majeure Event be remedied with all reasonable dispatch shall not require the settlement of strikes or labor controversies by acceding to the demands of the opposing party.

ARTICLE 19

LEGAL COMPLIANCE; AUTHORIZATION

19.1 Legal Compliance. Each Party shall comply in all material respects with all federal and state laws and regulations applicable to the conduct of its business pursuant to this Agreement, including, but not limited to, the FD&C Act.

19.2 Authorization.

(a) POZEN hereby represents and warrants to Nycomed that all corporate action on the part of POZEN and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of POZEN hereunder has been taken.

(b) Nycomed hereby represents and warrants to POZEN that all requisite action on the part of Nycomed and its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of Nycomed hereunder has been taken.

ARTICLE 20

DISPUTE RESOLUTION; VENUE

20.1 Exclusions. Section 20.2 below shall not apply to any disputes arising under Article 15 or Article 16 hereof.

20.2 Dispute Resolution. The Parties recognize that a bona fide dispute as to certain matters may from time to time arise during the Term which relates to either Party’s rights and/or obligations hereunder. In the event of the occurrence of such a dispute, either Party may, by notice to the other Party, have such dispute referred to their respective officers designated below,

17

or their successors, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. Such designated officers are as follows:

For Nycomed—Chief Executive Officer

For POZEN—President, Chief Executive Officer

In the event the designated officers are not able to resolve such dispute within such thirty (30) day period, or such other period of time as the Parties may mutually agree in writing, each Party shall have the right to pursue any and all remedies available at law or in equity.

20.3 Venue. Any court proceeding initiated by one Party against the other Party with respect to this Agreement shall be commenced in the courts of law located in Raleigh, North Carolina; provided, however, if the court proceeding is brought as a third party action as part of a pending proceeding in a different venue, either Party may initiate such third party action against the other Party in such other venue.

ARTICLE 21

MISCELLANEOUS

21.1 Independent Contractors. The relationship between Nycomed and POZEN is that of independent contractors and nothing herein shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between Nycomed and POZEN. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

21.2 Responsibilities and Assistance. To assist the Parties in their performance of this Agreement, each Party shall provide the other Party, in a timely fashion, with all relevant information, documentation and data that is necessary or appropriate for each Party’s performance hereunder. Nycomed shall ensure that any and all materials supplied to DSM by or on behalf of Nycomed, whether or not through POZEN, (a) are suitable for use under this Agreement, comply with all applicable laws and regulations (including without limitation those relating to the import of such materials), and (b) have received all required governmental and regulatory approvals; provided, however, that in no event will this sentence be construed to modify the distribution of responsibilities of the Parties with respect to obtaining regulatory approval for the Product in the Territory as set forth in the License Agreement. If a Party requests support or information from the other Party, the replying Party shall provide such support or information (or an explanation of the legitimate reason for any delay and a projected date by which such support or information shall be provided) within five (5) business days of such request. In the event either Party is to review or approve any information, documentation, data or samples prepared or supplied by or on behalf of the other Party, the replying Party shall complete such review and approval process within five (5) business days. Each Party shall cooperate with the other Party in the performance of this Agreement and shall deal honestly and in good faith with the other Party.

18

21.3 Assignment; Subcontractors. This Agreement may not be assigned or transferred by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, either Party may, without such consent, assign this Agreement (a) [*                                                                                          *], (b) [*                                                                                           *], or (c) [*                                                                                 *]. Any purported assignment in violation of the above shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement; provided, however, that in the event of [*                                                                                 *] by the foregoing clause (b) [*                                                                         *]. No assignment shall relieve either Party of responsibility for the performance of any obligation which accrued prior to the effective date of such assignment. At its option, POZEN may use subcontractors to perform any part of this Agreement; provided, however, that POZEN requires such subcontractors to enter a confidentiality agreement with POZEN and to be subject to all quality and all other standards and obligations as may be imposed on POZEN under this Agreement; and provided, further, that POZEN [*                                                                             *]. In no event will the foregoing sentence be construed to limit POZEN’s obligations under this Agreement to [*                                        *].

21.4 Continuing Obligations. Termination, assignment or expiration of this Agreement shall not relieve either Party from full performance of any obligations incurred prior thereto.

21.5 Waiver. Neither Party’s waiver of any breach or failure to enforce any of the terms and conditions of this Agreement, at any time, shall in any way affect, limit or waive such Party’s right thereafter to enforce and compel strict compliance with every term and condition of this Agreement.

21.6 Severability. Each Party hereby expressly agrees that it has no intention to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; that if any word, sentence, paragraph, clause or combination thereof in this Agreement is found by a court or executive body with judicial powers having jurisdiction over this Agreement or either Party hereto, in a final unappealed order, to be in violation of any such provisions in any country or community or association of countries, such words, sentences, paragraphs, clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the Parties, so long as enforcement of the remainder does not violate the Parties’ overall intentions in this transaction.

21.7 Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

21.8 Exhibits, Schedules and Attachments. Any and all exhibits, schedules and attachments referred to herein form an integral part of this Agreement and are incorporated into this Agreement by such reference.

19

21.9 Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or sent by (a) registered or certified mail, return receipt requested, (b) a nationally-recognized courier service guaranteeing next-day delivery, charges prepaid or (c) facsimile (with the original promptly sent by any of the foregoing manners), and shall be deemed to have been given upon mailing or upon transmission by facsimile, as the case may be. Any such notices shall be addressed to the receiving Party at such Party’s address set forth below, or at such other address as may from time to time be furnished by similar notice by either Party:

If to POZEN:           POZEN, Inc.

    1414 Raleigh Road

    Suite 400

    Chapel Hill, NC 27517

    Attention: President and Chief Executive Officer

    Telephone: (919) 913 1030

    Facsimile: (919) 913 1039

With copies of legal notices to:

    Cooley Godward LLP

    One Freedom Square

    Reston Town Center

    11951 Freedom Drive

    Reston, VA 20190-5656

    Attention: Matthias Alder

    Facsimile: (703) 456-8100

If to Nycomed:        Nycomed Danmark ApS

    Langebjerg 1

    DK-4000 Roskilde

    Denmark

    Attention: Managing Director Bent Kjærsgård

    Facsimile: +4546756968

With copies to:        Nycomed Danmark ApS

    Langebjerg 1

    DK-4000 Roskilde

    Denmark

    Attention: General Counsel Theresa Comiskey Olsen

    Facsimile: +4766763513

21.10 Counterparts. This Agreement and any amendment or supplement hereto may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The

20

execution of this Agreement and any such amendment or supplement by any Party hereto shall not become effective until counterparts hereof have been executed by both Parties hereto.

21.11 Governing Law; Entire Agreement. The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without regard to the conflicts of laws provisions thereof that would cause the application of the laws of a different jurisdiction. This document constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement regarding the subject matter hereof. This Agreement shall not replace or supersede the License Agreement, but shall exist as a separate and additional agreement between the Parties; notwithstanding the foregoing or anything to the contrary in this Agreement or in any other document or agreement, in the event of a conflict between this Agreement and the License Agreement, the License Agreement shall govern and control. No terms, conditions, understanding, or agreement purporting to modify or vary the terms of this Agreement shall be binding unless hereafter made in writing and signed by the Party to be bound. No modification to this Agreement shall be effected by the acknowledgment or acceptance of any purchase order or shipping instruction forms or similar documents containing terms or conditions at variance with or in addition to those set forth herein.

21.12 Construction. This Agreement was originally drafted by POZEN and subsequently has been jointly prepared on the basis of the mutual understanding of the Parties and shall not be construed against either Party by reason of such Party’s being the drafter hereof or thereof.

[Remainder of page intentionally left blank. Signature page follows.]

21

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

POZEN INC.

John R. Plachetka

President and Chief Executive Officer

NYCOMED DANMARK APS

Håkan Björklund

Chief Executive Officer, Nycomed Group

Bent Kjærsgård

Managing Director, Nycomed Danmark ApS

[SIGNATURE PAGE TO THE SUPPLY AGREEMENT]

EXHIBIT 1

PRODUCT PRICE

Product	Unit Price	Volumes (tablets)

[*		*]

[*		*]

EXHIBIT 2

SPECIFICATIONS

[* THE FOLLOWING 10 PAGES HAVE BEEN OMITTED PURSUANT TO A

CONFIDENTIAL TREATMENT REQUEST*]

1